Exhibit 4.2

CHEMTURA CORPORATION

as Issuer

7.875% SENIOR NOTES DUE 2018

Indenture

Dated as of August 27, 2010

U.S. Bank National Association

as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.06
(b)	12.03
(c)	12.03
313(a)	7.06, 12.03
(b)(1)	10.06
(b)(2)	7.06, 7.07, 10.06
(c)	7.06, 12.02
(d)	7.06
314(a)	7.06, 12.05
(b)	N.A.
(c)(1)	N.A.
(c)(2)	N.A.
(c)(3)	N.A.
(d)	N.A.
(e)	12.05
(f)	N.A.
315(a)	N.A.
(b)	N.A.
(c)	N.A.
(d)	N.A.
(e)	N.A.
316(a) (last sentence)	N.A.
(a)(1)(A)	N.A.
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	N.A.
(c)	12.14

N.A. means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

i

317(a)(1)	N.A.
(a)(2)	N.A.
(b)	N.A.
318(a)	N.A.
(b)	N.A.
(c)	12.01

ii

i

EXHIBITS

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF CERTIFICATE OF TRANSFER

Exhibit C	FORM OF CERTIFICATE OF EXCHANGE

Exhibit D	FORM OF SUPPLEMENTAL INDENTURE

v

INDENTURE dated as of August 27, 2010 between Chemtura Corporation, a Delaware corporation (the “Company”) and U.S. Bank National Association, as trustee.

The Company and the Trustee (as defined below) agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the 7.875% Senior Notes due 2018:

ARTICLE ONE

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A attached hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Facility” means the asset based revolving credit agreement dated as of its effective date among the Company and each Subsidiary of the Company from time to time designated as a “Borrower” thereunder, the lenders and agents party thereto and Bank of America, N.A., as administrative agent, as amended, supplemented, modified, extended, restructured, renewed, restated, refinanced or replaced in whole or in part from time to time.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness, Disqualified Stock or Preferred Stock of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary and (2) with respect to the Company or any Restricted Subsidiary, any Indebtedness, Disqualified Stock or Preferred Stock of a Person (other than the Company or a Restricted Subsidiary) existing at the time such Person is merged with or into the Company or a Restricted Subsidiary, or Indebtedness, Disqualified Stock or Preferred Stock expressly assumed in connection with the acquisition of the stock or any asset or assets from another Person; provided that such Indebtedness, Disqualified Stock or Preferred Stock was not Incurred or issued by such Person in connection with or in contemplation of such merger or acquisition.

“Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

“Additional Notes” means an unlimited maximum aggregate principal amount of Notes (other than (x) the Initial Notes and (y) any Note issued pursuant to Sections 2.07(a), (c), (e) or (f), Section 2.08 or Section 2.11 hereof) issued under this Indenture in accordance with Section 2.02 hereof as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of such Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value as of such date of redemption of (1) the redemption price of such Note at September 1, 2014 (such redemption price being set forth in the table appearing in Section 3.07(c) hereof) plus (2) all remaining required interest payments due on such Note through September 1, 2014 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(a)	the sale, lease, conveyance, transfer or other disposition (each, a “Transfer”), whether in a single transaction or a series of related transactions (including by way of a Sale and Leaseback Transaction), of any assets outside the ordinary course of business of the Company or any Restricted Subsidiary; and

(b)	the issuance or sale of Equity Interests by any Restricted Subsidiary or the Transfer by the Company or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law), whether in a single transaction or series of related transactions.

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(a)	any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $10,000,000;

(b)	a Transfer of assets that is governed by Section 4.06 or Section 5.01 hereof;

(c)	a Transfer of assets or Equity Interests between or among the Company and the Restricted Subsidiaries;

(d)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(e)	a Transfer of any assets in the ordinary course of business;

(f)	a Transfer of Cash Equivalents;

(g)	a Transfer of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(h)	a Transfer that constitutes a Restricted Payment that is permitted pursuant to Section 4.08 hereof or a Permitted Investment;

(i)	a Transfer of any property or equipment that has become redundant, surplus, damaged, worn out, obsolete or no longer useful, and sales or other dispositions of intellectual property determined to be uneconomical, negligible or obsolete;

(j)	the creation of a Lien not prohibited by this Indenture (but not the sale of property subject to a Lien);

(k)	a grant of a license to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how or other intellectual property to the extent that such license does not limit the licensor’s use of the patent, trade secret, know-how or other intellectual property;

(l)	sales, transfers or contributions of Receivables Assets (or a fractional undivided interest therein) to a Receivables Entity in a Qualified Receivables Transaction, provided that if such Receivables Entity is an Affiliate, such sale, transfer or contribution must be for the fair market value thereof (as determined in good faith by the Company);

(m)	transfers of Receivables Assets (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

(n)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to Section 4.08 hereof;

(o)	foreclosure, condemnation or any similar action with respect to any property or other asset of the Company or any of its Restricted Subsidiaries;

(p)	any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Release Date, including any Sale and Leaseback Transaction or asset securitization permitted by this Indenture;

(q)	dispositions in connection with Permitted Liens;

(r)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(s)	the lease, assignment, sublease or license of any real or personal property in the ordinary course of business;

(t)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary, including in connection with any merger or consolidation;

(u)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind; and

(v)	any sale, conveyance or other disposition of property or assets of the Company or any Restricted Subsidiary (whether in a single transaction or a series of related transactions) in connection with the Emergence Transactions.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Code” means the United States Bankruptcy Code, 11, U.S.C Section 101 et seq., as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 cases or any other court having jurisdiction over the Chapter 11 cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the Southern District of New York.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(a)	with respect to a corporation, the board of directors of the corporation or a duly authorized committee thereof;

(b)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(c)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.

“Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, interests (including general or limited partnership interests, limited liability company or membership interests or limited liability partnership interests), participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock.

“Cases” means the proceedings of Chemtura Corporation and certain of its Subsidiaries and affiliates, as debtors and debtors-in-possession under Chapter 11.

“Cash Equivalents” means:

(a)	United States dollars and such local currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

(b)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than two years from the date of acquisition;

(c)	investments in time or demand deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A-2” or higher by Moody’s, “A” or higher by S&P or the equivalent rating by any other nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(d)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)	commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(f)	securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than two years from the date of acquisition; and

(g)	shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.

“Change of Control” means the occurrence of any of the following:

(a)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); or

(b)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(c)	the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any “person” or “group” (as defined above), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company; or

(d)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting at least 33.3% of the voting power of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); provided, however, that none of the Emergence Transactions, or any other action contemplated by or in furtherance of the Reorganization Plan or the Company’s emergence from Chapter 11, shall constitute a Change of Control.

“Chapter 11” means Chapter 11 of the Bankruptcy Code.

“Clearstream” means Clearstream Banking, a société anonyme organized under the laws of Luxembourg.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.

“Consolidated Cash Flow” means for any period, the Consolidated Net Income of the Company for such period plus:

(a)	provision for taxes based on income or profits of the Company and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b)	Fixed Charges of the Company and the Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(c)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(d)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; plus

(e)	to the extent non-recurring and not capitalized, any fees, costs and expenses of the Company and its Restricted Subsidiaries Incurred as a result of Investments, Asset Sales permitted hereunder and the issuance, repayment or amendment of Equity Interests or Indebtedness permitted hereunder (in each case, whether or not consummated).

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter or any agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, for any period, the aggregate of the net income (loss) of the Company and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a)	the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary (subject, in the case of dividends or distributions paid to a Restricted Subsidiary, to the limitations contained in clause (b) below);

(b)	the net income (but not the net loss) of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(c)	any gain or loss, together with any related provision for taxes on such gain or loss less all fees and expenses or charges relating thereto, realized in connection with: (i) any sale of assets outside the ordinary course of business of the Company; or (ii) the disposition of any securities by the Company or a Restricted Subsidiary or the extinguishment of any Indebtedness of the Company or any Restricted Subsidiary, shall be excluded;

(d)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss (less all costs and expenses if Incurred in connection with the Cases and the Exit Financing), shall be excluded;

(e)	any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company and any Restricted Subsidiary shall be excluded; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock (other than Disqualified Stock of the Company);

(f)	the cumulative effect of a change in accounting principles shall be excluded;

(g)	(i) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date and (ii) any restoration to or deduction from income for changes in estimates related to the postemergence settlement of prepetition claims obligations in relation with Chapter 11 following the Issue Date, in each case shall be excluded;

(h)	any charges or credits relating to any purchase accounting adjustments or to the adoption of freshstart accounting principles shall be excluded;

(i)	to the extent the related loss is not added back in calculating such Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss shall be excluded;

(j)	fees and expenses related to a Qualified Receivables Transaction shall be excluded;

(k)	any net after-tax gains attributable to the termination of any employee pension benefit plan shall be excluded;

(l)	(i) any net after-tax income or loss from operating results of discontinued operations as defined by GAAP and (ii) any net after-tax gains or losses from sales of discontinued operations, in each case shall be excluded;

(m)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments entered into in relation with the Indebtedness extinguished shall be excluded;

(n)	any gain or loss for such period from currency translation gains or losses or net gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk entered into in relation with Indebtedness) shall be excluded;

(o)	any non-cash impairment charges or asset write-downs or write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded; and

(p)	any increase in amortization or depreciation or other non-cash charges or the impact of write-off of deferred revenues resulting from the application of SOP 90-7 in relation to the Emergence Transactions shall be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person, the Total Assets of such Person and its Restricted Subsidiaries less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of such Person), in each case calculated in accordance with GAAP, provided that in the event that such Person or any of its Restricted Subsidiaries assumes or acquires any assets in connection with the acquisition by such Person and its Restricted Subsidiaries of another Person subsequent to the commencement of the period for which the Consolidated Net Tangible Assets is being calculated but prior to the event for which the calculation of the Consolidated Net Tangible Assets is made, then the Consolidated Net Tangible Assets shall be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred at the beginning of the applicable period.

“Corporate Trust Office of the Trustee” shall be the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreements” means (i) that certain Credit Agreement governing the ABL Facility, dated as of the Release Date, by and among the Company, Bank of America, N.A., as Administrative Agent, and the other lenders named therein providing for up to $275,000,000 of revolving credit borrowings and (ii) that certain Credit Agreement governing the Senior Secured Term Loan Facility, dated as of the Issue Date, by and among the Company, Bank of America, N.A., as Administrative Agent, and the other lenders named therein providing for up to $300,000,000 in term loan borrowings, in each case including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

“Credit Facilities” means (i) the ABL Facility, (ii) the Senior Secured Term Loan Facility and (iii) one or more debt facilities or other financing arrangements (including, without limitation, commercial paper facilities, overdraft facilities or indentures) with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Custodian” means the Trustee, as custodian for the Depositary or its nominee with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default, provided that any Default that results solely from the taking of any action that would have been permitted but for the continuation of a previous Default shall be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07 hereof, substantially in the form of Exhibit A attached hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disinterested Member” means, with respect to any transaction or series of related transactions, a member of the Company’s Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions and is not an Affiliate, or an officer, director, member of a supervisory, executive or management board or employee of any Person (other than the Company or a Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Disqualified Stock” means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, or by contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed on or prior to the date that is one year after the earlier of the date on which the Notes mature and the date the Notes are no longer outstanding, or is redeemable at the option of the holder thereof, or is convertible into or exchangeable for debt securities in any such case on or prior to such date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if such Capital Stock specifically provides that such Person shall not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to Section 4.06 and Section 4.07. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the earlier of the date on which the Notes mature and the date the Notes are no longer outstanding.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Emergence Transactions” means all transactions arising out of the Reorganization Plan and emergence from Chapter 11, including, but not limited to, the Exit Financing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) of the Company or any of its Subsidiaries (other than pursuant to the Rights Offering or a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company) to any Person other than any Subsidiary thereof.

“Escrow Agent” means Wells Fargo Bank, National Association, as escrow agent under the Escrow Agreement or any successor escrow agent as set forth in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be dated as of August 27, 2010, among the Company, the Trustee and the Escrow Agent, as amended, supplemented, modified, extended, renewed, restated or replaced in whole or in part from time to time.

“Escrow End Date” means the 60th day following the Issue Date; provided that the Company may elect to extend the Escrow End Date for an additional 30 days on no more than two occasions so long as, not later than five Business Days prior to the scheduled Escrow End Date, (i) it provides prior written notice to the Escrow Agent and the Trustee and has issued a press release stating that it has extended the Escrow End Date and (ii) the Company has deposited cash into escrow with the Escrow Agent, to be held pursuant to the terms of the Escrow Agreement, in an amount sufficient to fund the redemption price due on the latest permitted date for the revised Special Mandatory Redemption in respect of all outstanding Notes and has certified that such amounts shall be satisfactory for such purpose.

“Escrow Investment” means (1) U.S. Treasury securities, (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing no later the Escrow End Date in each case, entitled to U.S. Federal deposit insurance for the full amount thereof or issued by a bank or trust company (including the Escrow Agent or an affiliate of the Escrow Agent) which is organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and (3) repurchase obligations maturing no later than the Escrow End Date entered into with a nationally recognized broker-dealer, with respect to which the purchase securities are Obligations issued or guaranteed by the United States government or any agency thereof, which repurchase Obligations shall be entered into pursuant to written agreements.

“Escrow Proceeds” means collectively (i) the net proceeds from the issuance and sale of the Initial Notes deposited with the Escrow Agent on the Issue Date, and (ii) the following deposited with the Escrow Agent by Company on the Issue Date: sufficient Government Securities, Cash Equivalents (solely with respect to instruments or investments satisfying clauses (a), (b), (c) and (d) of the definition thereof herein, and in each case, maturing no later than the Escrow End Date, and with respect to clause (c) thereof, with a bank or trust company having capital, surplus and undivided profits aggregating in excess of $500,000,000) and other Escrow Investments, in an amount sufficient to redeem, for cash, the Notes (after giving effect to the Trustee’s deposit of the net proceeds) at a redemption price equal to 101% of the issue price of the Notes, plus accrued and unpaid interest including accrual of original issue discount on the Notes from the Issue Date up to, but excluding, the date of the Special Mandatory Redemption.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Notes” means any notes issued in exchange for Notes pursuant to the Registration Rights Agreement.

“Exchange Offer” means the offer of the Company to issue and deliver to Holders that are not prohibited by law or policy of the Commission from participating in such offer in exchange for the Notes, a like aggregate principal amount of Exchange Notes.

“Excluded Subsidiary” means (i) any Receivables Entity, (ii) any Foreign Holding Company, (iii) any captive insurance entity of the Company, (iv) any wholly-owned Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary and (v) any Domestic Subsidiary of the Company as of the Release Date or at any time thereafter meeting any one of the following conditions that has been designated by the Company as an Excluded Subsidiary in a writing to the Trustee (which designation may be rescinded by granting a Note Guarantee in accordance with the requirements of this Indenture): (a) the Total Assets of such Domestic Subsidiary determined as of the end of the fiscal year of the Company most recently ended for which financial statements are required to be delivered under this Indenture does not exceed $5,000,000, or (b) the Consolidated Cash Flow of such Domestic Subsidiary does not exceed $5,000,000, for the period of four consecutive quarters of the Company most recently ended for which financial statements are required to be delivered pursuant to this Indenture; provided that, at any time or from time to time after the Release Date, Domestic Subsidiaries shall not be designated as Excluded Subsidiaries under this clause (v) to the extent that such Domestic Subsidiaries under this clause (v) would represent, in the aggregate, (a) 5% or more of Total Assets of the Company at the end of the most recently ended fiscal year of the Company or (b) 5% or more of the Consolidated Cash Flow of the Company for the most recently ended fiscal year, in each case, based upon the most recent financial statements required to be delivered pursuant to this Indenture; provided, further, that, if the most recent financial statements required to be delivered pursuant to this Indenture for any fiscal quarter occurring after the Release Date indicate that, by reason of subsequent changes following the designation of any one or more Restricted Subsidiaries as an Excluded Subsidiary or Excluded Subsidiaries, the foregoing requirements of this definition would not be complied with (other than as a result of an impairment charge), individually or in the aggregate, then the Company shall use commercially reasonable efforts to promptly (but in any event within 180 days after the date the financial statements are required) rescind such designations as are necessary, and provide such Note Guarantees as are necessary, so as to comply with the requirements of this Indenture. Any uncured Default shall not occur until the expiration of such 180-day period provided such efforts are used.

“Existing Indebtedness” means the aggregate amount of Indebtedness of the Company and the Restricted Subsidiaries (other than Indebtedness under the Credit Agreements, the Notes and the related Note Guarantees) in existence (i) on the Issue Date; provided that the A&R DIP Facility is terminated on or prior to the Release Date and (ii) on the Release Date.

“Exit Financing” means that certain financing to finance the Reorganization Plan expected to be composed of the Senior Secured Term Loan Facility, the ABL Facility and the Notes.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Chief Executive Officer, Chief Financial Officer or other responsible accounting or financial officer of the Company, whose determination shall be conclusive if evidenced by a Board Resolution.

“Fixed Charge Coverage Ratio” means for any period, the ratio of the Consolidated Cash Flow of the Company for such period to the Fixed Charges of the Company for such period.

For purposes of calculating the Fixed Charge Coverage Ratio:

(a)	in the event that the Company or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period;

(b)	acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the Company or any Restricted Subsidiary (or by any Person that has subsequently become a Restricted Subsidiary or has subsequently merged or consolidated with or into the Company or any Restricted Subsidiary), including through mergers or consolidations, and the designation or re-designation of an Unrestricted Subsidiary, in each case, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis, but without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income;

(c)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(d)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges shall not be obligations of the Company or any Restricted Subsidiary following the Calculation Date;

(e)	whenever pro forma effect is to be given to an acquisition or disposition, the amount of Consolidated Cash Flow relating thereto and the amount of Fixed Charges associated with any Indebtedness Incurred in connection therewith, unless otherwise specified, the pro forma calculations shall be made in compliance with Article 11 of Regulation S-X under the Securities Act, as determined in good faith by a responsible financial or accounting officer of the Company provided that, pro forma calculations may include operating expense reductions and other operating improvements or synergies for such period resulting from such transaction (as determined in accordance with GAAP) for which pro forma effect is being given that have been realized, including but not limited to (i) reduction in personnel expenses, (ii) reduction of costs related to administrative functions, (iii) reduction of costs related to leased or owned properties and (iv) reductions from the consolidation of operations and streamlining of corporate overhead;

(f)	Fixed Charges attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(g)	Fixed Charges attributable to interest on any Indebtedness Incurred under a revolving credit facility computed on a pro forma basis shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was Incurred solely for working capital purposes.

“Fixed Charges” means, for any period, the sum, without duplication, of:

(a)	the consolidated interest expense of the Company and the Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, net payments under interest rate agreements, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations and excluding any non-cash interest expense imputed on any convertible debt securities in accordance with FASB APB 14-1; plus

(b)	the consolidated interest of the Company and the Restricted Subsidiaries that was capitalized during such period; plus

(c)	any interest expense on Indebtedness of another Person that is Guaranteed by the Company or one of the Restricted Subsidiaries or secured by a Lien on assets of the Company or a Restricted Subsidiary, whether or not such Guarantee or Lien is called upon; plus

(d)	the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then- current combined federal, state and local statutory tax rate of the issuer of such Disqualified or Preferred Stock, expressed as a decimal; plus

(e)	Receivables Fees (other than fees and expenses, excluding amounts representing yield, interest or similar payments, paid to a Person that is not a Receivables Entity) in connection with any Qualified Receivables Transaction.

in each case, on a consolidated basis and in accordance with GAAP provided that, in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Transaction, the interest expense shall be computed based on the average daily balance of such Indebtedness during the applicable period.

“Foreign Holding Company” means each of Crompton Europe Financial Services Company, Chemtura Holding Company, Inc., Crompton International Corporation, Crompton LLC, GLCC Mexico Holdings, Inc., Great Lakes Trading Company, Inc. and QO Chemicals, Inc.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect Restricted Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Release Date; provided that GAAP shall not give effect to FASB APB14-1.

“Global Note Legend” means the legend set forth in Section 2.07(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.07(b)(iv), 2.07(d)(ii) or 2.07(f) hereof.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness of another Person, but excluding endorsements for collection or deposit in the normal course of business or Standard Receivables Undertakings in a Qualified Receivables Transaction.

“Guarantors” means

(a)	the Initial Guarantors; and

(b)	any other Subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and this Indenture in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a)	any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement;

(b)	any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement; or

(c)	any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Holder” means a Person in whose name a Note is registered.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, enter into any Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any specified Person, whether or not contingent:

(a)	all indebtedness of such Person in respect of borrowed money;

(b)	all obligations of such Person evidenced by bonds, notes, debentures or similar instruments;

(c)	all obligations of such Person in respect of bankers’ acceptances, letters of credit or similar instruments (or reimbursement obligations in respect thereof, except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(d)	all Capital Lease Obligations of such Person and Attributable Debt;

(e)	all obligations of such Person in respect of the deferred and unpaid balance of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable due more than one year after such property is acquired or such services are completed;

(f)	all Hedging Obligations of such Person;

(g)	all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(h)	all Preferred Stock issued by a Subsidiary of such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(i)	all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness; and

(j)	to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person,

if and to the extent, in the case of items (a) through (e) (other than letters of credit), such obligations would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation. The amount of any Indebtedness described in clauses (a) and (b) above shall be:

(a)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(b)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining any particular amount of Indebtedness, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. The following items shall not be treated as Indebtedness: (i) any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.05 hereof; (ii) contingent obligations Incurred in the ordinary course of business and not in respect of borrowed money; (iii) deferred or prepaid revenues; (iv) deferred tax revenues and (v) obligations of the Company or any Restricted Subsidiary pursuant to contracts for, options, puts or similar arrangements relating to the purchase of raw materials or the sale of inventory at a time in the future entered into in the ordinary course of business.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means a firm: (1) which does not, and whose directors, officers or affiliates do not, have a material financial interest in the Company or any of its Subsidiaries; and (2) which, in the judgment of the Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Guarantors” means all of the Domestic Subsidiaries of the Company, other than Excluded Subsidiaries, once they have guaranteed the Notes in accordance with this Indenture by executing and delivering a supplemental indenture pursuant to Section 4.18.

“Initial Notes” means (i) the $455,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof and (ii) any Exchange Notes.

“Initial Purchasers” means Citigroup Global Markets Inc., Banc of America Securities LLC, Barclays Capital Inc., Wells Fargo Securities, LLC and Goldman, Sachs & Co.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on the day immediately preceding March 1, 2011.

“Inventory” has the meaning set forth in the Uniform Commercial Code of the State of New York, as amended.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” in any Person means all direct or indirect investments in such Person in the form of loans or other extensions of credit (including Guarantees but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by such Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (excluding the footnotes).

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and Section 4.08 hereof:

(a)	“Investment” shall include the portion (proportionate to the Company’s direct and indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(b)	any asset sold or otherwise disposed to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such sale or disposition; and

(c)	if the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary, or any Restricted Subsidiary issues Capital Stock, such that, after giving effect to any such sale, disposition or issuance, such Person is no longer a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale, disposition or issuance equal to the Fair Market Value of the Capital Stock of such Person held by the Company or such Restricted Subsidiary immediately following any such sale, disposition or issuance.

The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person unless such Investment in such third party was not made in anticipation or contemplation of the Investment by the Company or such Restricted Subsidiary and such third party Investment is incidental to the primary business of such Person in whom the Company or such Restricted Subsidiary is making such Investment.

“Issue Date” means the first date Notes are issued under this Indenture.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary of the Company or any of its Restricted Subsidiaries but in which the Company or a Restricted Subsidiary has a direct or indirect equity or similar interest.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Legended Regulation S Global Note” means a global Note substantially in the form of Exhibit A bearing the Global Note Legend, the Regulation S Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease, rights of set-off or netting arrangements in the ordinary course of business be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” means the aggregate proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof), received in Cash Equivalents by the Company or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) in the case of any Asset Sale by a Restricted Subsidiary, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary and (4) appropriate amounts to be provided by the Company or the Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations or purchase price adjustment obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (4) no longer so held, shall, in the case of each of subclause (a) and (b), at that time become Net Available Cash.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means this Indenture, the Notes, the Note Guarantees, and all other agreements related to this Indenture, the Notes and the Note Guarantees.

“Note Guarantee” means a Guarantee of the Notes pursuant to this Indenture.

“Notes” means the 7.875% Senior Notes due 2018 of the Company issued under this Indenture. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture and all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” with respect to any Indebtedness means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing such Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of the Notes.

“Offering Memorandum” means the offering memorandum, dated August 13, 2010, relating to the offering of the Notes.

“Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(a)	the provision of this Indenture pursuant to which the offer is being made and that all Notes validly tendered shall be accepted for payment on a pro rata basis;

(b)	the purchase price and the date of purchase, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Payment Date”);

(c)	that any Note not tendered shall continue to accrue interest pursuant to its terms;

(d)	that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(e)	that Holders electing to have a Note purchased pursuant to the Offer to Purchase shall be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(f)	that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(g)	that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

On the Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof (and, in the case of an Offer to Purchase made pursuant to Section 4.07, any Pari Passu Debt included in such Offer to Purchase) tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company shall comply with Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to an Offer to Purchase, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such provisions of this Indenture by virtue of such conflict.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of this Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of this Indenture.

“Parent” means any direct or indirect parent company that owns 100% of the Company’s Common Stock.

“Pari Passu Debt” means (x) any Indebtedness of the Company that ranks equally in right of payment with the Notes or (y) any Indebtedness of a Guarantor that ranks equally in right of payment with such Guarantor’s Note Guarantee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents; provided, that any Cash Equivalents received are applied in accordance with Section 4.07 hereof.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the Offering Memorandum) by the Company and the Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto or that are a reasonable extension or development thereof.

“Permitted Investments” means:

(a)	any Investment in the Company or in a Restricted Subsidiary;

(b)	any Investment in Cash Equivalents and any Investment by Foreign Subsidiaries in securities and deposits similar in nature to Cash Equivalents and customary in the applicable jurisdiction;

(c)	any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(i)	such Person becomes a Restricted Subsidiary; or

(ii)	such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(d)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.07 hereof or any other disposition of assets not constituting an Asset Sale;

(e)	Hedging Obligations and customary cash management arrangements permitted under clauses (ix) and (xi), respectively, of Section 4.09(b) hereof;

(f)	(i) stock, obligations or securities received in satisfaction of judgments, foreclosure of Liens or settlement of Indebtedness and (ii) any Investments received in compromise of obligations of any trade creditor or customer that were Incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person;

(g)	advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(h)	commission, payroll, travel and similar loans and advances, including such loans and advances required by applicable employment laws, to officers, directors and employees of the Company or any Restricted Subsidiary that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(i)	any Investment by the Company or a Subsidiary of the Company in (i) a Receivables Entity or (ii) any other Person (in the case of an Investment by a Receivables Entity or by the Company or any of its Subsidiaries in connection with a European securitization transaction) in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangement governing such Qualified Receivables Transaction or any related Indebtedness; provided that such Investment is in the form of a Purchase Money Note, contribution of additional Receivables Assets, Cash Equivalents or Equity Interests;

(j)	loans or advances to directors, officers and employees of the Company or any Restricted Subsidiary that are made in the ordinary course of business of the Company or such Restricted Subsidiary or to finance the purchase of Equity Interests of the Company, in an aggregate amount, taken together with all other loans or advances made pursuant to this clause (j) that are at the time outstanding, not to exceed $15,000,000;

(k)	Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(l)	Investments consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that the Company or any of its Subsidiaries uses or sells in the ordinary course of business;

(m)	security deposits required by utility companies and other Persons in a similar line of business to that of utility companies and governmental authorities that are utility companies, in each case, made in the ordinary course of business of the Company and its Subsidiaries;

(n)	Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(o)	any Investment existing or pursuant to agreements or arrangements in effect on the Release Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment as in existence on the Release Date or (ii) as otherwise permitted under this Indenture;

(p)	Investments of a Restricted Subsidiary of the Company acquired after the Release Date or of an entity merged into, amalgamated with, or consolidated with the Company or a Restricted Subsidiary of the Company in a transaction that is not prohibited by Section 5.01 after the Release Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(q)	Investments consisting of earnest money deposits required in connection with a purchase agreement or letter of intent permitted under this Indenture;

(r)	any Investment by the Company or any of its Restricted Subsidiaries in a Permitted Business or Joint Ventures having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (r) that are at the time outstanding, not to exceed the greater of (i) $125,000,000 and (ii) 5% of the Consolidated Net Tangible Assets of the Company at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by the Company or any Restricted Subsidiary with respect to any Investment made pursuant to this clause (r); provided, however, that if any Investment pursuant to this clause (r) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (r) for so long as such Person continues to be a Restricted Subsidiary;

(s)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (s) since the Release Date, not to exceed the greater of $100,000,000 and 4% of the Consolidated Net Tangible Assets of the Company, plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of Section 4.08 of any amounts applied pursuant to Section 4.08(a)(iii); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (a) or (c) above and shall not be included as having been made pursuant to this clause (s);

(t)	Investments by any Foreign Subsidiary through the licensing, contribution or transactions that economically result in a contribution in kind of intellectual property rights pursuant to Joint Venture arrangements, in each case in the ordinary course of business and consistent with past practice; provided that, in the case of this clause (t), in the event any Unrestricted Subsidiary becomes a Restricted Subsidiary, all such Investments made by such Person and outstanding on the date such Person becomes a Restricted Subsidiary shall continue to be permitted under this clause (t); and

(u)	(i) equity investments by Chemtura Organometallics GmbH or another Subsidiary that is not a Guarantor and (ii) guarantees or other credit support obligations by Chemtura Organometallics GmbH, other Unrestricted Subsidiaries that are Guarantors or Restricted Subsidiaries that are Guarantors (including letters of credit issued for the account of such Persons), in each case in or for the benefit of a Joint Venture for a manufacturing facility in Saudi Arabia, as described in a shareholders agreement, dated March 22, 2010, so long as the aggregate amount of Investments pursuant to this clause (21) shall not exceed $20,000,000 at any one time outstanding.

“Permitted Liens” means:

(a)	Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor;

(b)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged with or into or consolidated with the Company or the Restricted Subsidiary;

(c)	Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(d)	Liens securing the Notes, the Note Guarantees, the ABL Facility and the Senior Secured Term Loan Facility;

(e)	Liens existing on the Release Date (other than any Liens securing Indebtedness Incurred under Section 4.09(b)(i);

(f)	Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(g)	Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the Notes; provided that (i) the Incurrence of such Indebtedness was not prohibited by this Indenture and (ii) such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(h)	Liens on Receivables Assets in connection with a Qualified Receivables Transaction;

(i)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(iv); provided that any such Lien covers only the assets acquired, constructed or improved with such Indebtedness;

(j)	Liens on Cash Equivalents securing Hedging Obligations of the Company or any Restricted Subsidiary (i) that are Incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (ii) securing letters of credit that support such Hedging Obligations;

(k)	Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, pension plans, unemployment insurance or other social security obligations;

(l)	Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, import duties or for the payment of rent or deposits as security for the payment of insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or other similar obligations, in each case, arising in the ordinary course of business;

(m)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not Incurred or created to secure the payment of Indebtedness, and which in the aggregate do no materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any Restricted Subsidiary;

(n)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(o)	Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(p)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

(q)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction);

(r)	Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(s)	Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(t)	Liens of franchisors in the ordinary course of business not securing Indebtedness;

(u)	Liens on assets of Restricted Subsidiaries, including Foreign Subsidiaries that are not Guarantors, securing Indebtedness of such Restricted Subsidiaries permitted to be Incurred under Section 4.09 hereof;

(v)	pledges of or Liens on raw materials or on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such raw materials or manufactured products;

(w)	Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable;

(x)	any obligations or duties affecting any property of the Company or any Restricted Subsidiary to any municipality or public authority with respect to any franchise, grant, license or permit that do not materially impair the use of such property for the purposes for which it is held;

(y)	Liens imposed by law that are Incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, employees’, laborers’, employers’, suppliers’, banks’, repairmen’s and other like Liens, in each case, for sums not yet due or that are being contested in good faith by appropriate proceedings and that are appropriately reserved for in accordance with GAAP if required by GAAP;

(z)	Liens on receivables subject to factoring transactions;

(aa)	Liens on goods or Inventory, the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Company or any Restricted Subsidiary; provided that such Lien secures only the obligations of the Company or such Restricted Subsidiary in respect of such letter of credit or bankers’ acceptance;

(bb)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the Uniform Commercial Code) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Company or any of its Restricted Subsidiaries;

(cc)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto Incurred in the ordinary course of business;

(dd)	ground leases in respect of real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located;

(ee)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any Joint Venture or similar arrangement pursuant to any Joint Venture or similar agreement;

(ff)	Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(gg)	any netting or set-off arrangements entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Company or any Restricted Subsidiary of the Company;

(hh)	Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(ii)	Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) attaching to commodity trading accounts or other commodities brokerage accounts Incurred in the ordinary course of business and consistent with past practice;

(jj)	Liens consisting of escrow arrangements with respect to escrow accounts, to the extent such escrow accounts hold deposits by any proposed buyer in connection with any sale or disposition of assets permitted under this Indenture;

(kk)	Liens consisting of an agreement to sell or otherwise dispose of any property in an Asset Sale permitted under Section 4.07 hereof in each case solely to the extent such Asset Sale would have been permitted on the date of the creation of such Lien;

(ll)	Liens, deposits or pledges of up to $60,000,000 to secure any pension plan or other similar obligations of the Company or any Restricted Subsidiary;

(mm)	Liens securing Indebtedness permitted by Section 4.09(b)(xvi) in an aggregate amount not to exceed $75,000,000 (or the foreign currency equivalent) at any one time outstanding; and

(nn)	other Liens securing Indebtedness so long as the Secured Indebtedness Leverage Ratio does not exceed 2.00 to 1.00, as of the date such Indebtedness was Incurred and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or to any Subsidiary of the Company); provided that:

(a)	the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses Incurred in connection therewith);

(b)	such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(d)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Pari Passu Debt, such Permitted Refinancing Indebtedness ranks equally in right of payment with, or is subordinated in right of payment to, the Notes or the Note Guarantees; and

(e)	such Indebtedness is Incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) the Company or a Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Private Placement Legend” means the legend set forth in Section 2.07(g)(i) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Entity in connection with a Qualified Receivables Transaction, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which is customary in a Qualified Receivables Transaction as determined by the Company.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or (2) any other Person (in the case of a transfer by a Receivables Entity or by the Company or any of its Subsidiaries in connection with a European securitization transaction), or transfers an undivided interest in or grants a security interest in, any Receivables Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries.

“Rating Agency” means (1) S&P, (2) Moody’s, or (3) if either or both of S&P and Moody’s shall not then exist, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Assets” means any accounts receivable and any assets related thereto, including, without limitation, all collateral securing such accounts receivable and assets and all contracts and contract rights including rights to returned or repossessed goods, all insurance policies, security deposits, indemnities, checks or other negotiable instruments relating to debtor(s) obligations, and all guarantees or other supporting obligations (within the meaning of the New York Uniform Commercial Code Section 9-102(a)(77)) (including Hedging Obligations), in respect of such accounts receivable and assets and all proceeds of the foregoing and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Receivables Assets.

“Receivables Entity” means a Subsidiary of the Company or another Person formed for the purposes of engaging in a Qualified Receivables Transaction or which is regularly engaged in receivables financings and to which the Company or any of its Subsidiaries transfers Receivables Assets, and which is designated by the Board of Directors of the Company or of such other Person (as provided below) to be a Receivables Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (1) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Receivables Undertakings), (2) is recourse to or obligates the Company or any Restricted Subsidiary of the Company (other than the Receivables Entity) in any way other than pursuant to Standard Receivables Undertakings or (3) subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than Receivables Assets and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Receivables Undertakings, (b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company) other than fees payable in the ordinary course of business in connection with servicing Receivables Assets, and (c) with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or of such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company or of such other Person giving effect to such designation, together with an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means all yield, interest, distributions or other payments made directly or by means of discounts with respect to any interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Entity in connection with, any Qualified Receivables Transaction.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Qualified Receivables Transaction to repurchase Receivables Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a Receivables Asset or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Registrable Securities” means each of the Notes, until the earliest to occur of (a) the date on which such Note is exchanged in an Exchange Offer for an Exchange Note, (b) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act or by a broker-dealer pursuant to the “Plan of Distribution” contemplated by the Exchange Offer Registration Statement (including delivery of the prospectus contained therein) and (d) the date on which such Note ceases to be outstanding.

“Registration Rights Agreement” means (a) with respect to the Notes issued on the Issue Date, the Registration Rights Agreement, to be dated the Issue Date, among the Company, the Initial Guarantors, and the Initial Purchasers and (b) with respect to any Additional Notes, any registration rights agreement between the Company and the other parties thereto relating to the registration by the Company of such Additional Notes under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Legended Regulation S Global Note or an Unlegended Regulation S Global Note, as appropriate.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Permitted Business and not classified as current assets under GAAP; provided, that assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not qualify as Related Business Assets if they consist of securities of a Person, unless upon receipt of such securities such Person becomes a Restricted Subsidiary of the Company.

“Release Date” means the date of the release of Escrow Property by the Escrow Agent to the Company pursuant to a Release Notice, as defined in the Escrow Agreement, given by the Company under Section 5.1 of the Escrow Agreement.

“Reorganization Plan” means a plan of reorganization in any of the Cases.

“Replacement Assets” means (a) non-current assets that shall be used or useful in a Permitted Business, (b) substantially all the assets of a Permitted Business, or (c) a majority of the Voting Stock of any Person engaged in a Permitted Business that shall become on the date of acquisition thereof a Restricted Subsidiary.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Payment” means, with respect to any Person, to:

(a)	declare or pay any dividend or make any other payment or distribution with respect to any of the Company’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) or to the direct or indirect holders of the Company’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than dividends, payments or distributions (i) payable solely in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests or (ii) to the Company or a Restricted Subsidiary);

(b)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) any Equity Interests of the Company held by any Person (other than by a Restricted Subsidiary) or any Equity Interests of any Restricted Subsidiary (other than by the Company or another Restricted Subsidiary);

(c)	call for redemption or make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to the Stated Maturity thereof, any Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantee except (i) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase or other acquisition or (ii) intercompany Indebtedness permitted to be Incurred pursuant to Section 4.09(b)(vi); or

(d)	make any Investment (other than a Permitted Investment) in any Person, including any Investment in an Unrestricted Subsidiary (including by the designation of any Subsidiary as an Unrestricted Subsidiary).

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Rights Offering” means, in connection with the Company’s emergence from Chapter 11, the offering by the debtors of rights to subscribe for and acquire shares of the Company’s new Common Stock to fund distributions pursuant to the Reorganization Plan.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Consolidated Cash Flow of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date of such calculation. In the event that the Company or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Company may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event and (2) all adjustments of the nature set forth as “Recapitalization Adjustments” and “Fresh-Start Adjustments” under “Unaudited Consolidated Pro Forma Condensed Consolidated Financial Information” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For the purposes of this definition, any amount in a currency other than U.S. dollars shall be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination or if any such Indebtedness is subject to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement with respect to the currency in which such Indebtedness is denominated covering principal of, premium, if any, and interest on such Indebtedness, the amount of such Indebtedness and such interest and premium, if any, shall be determined after giving effect to all payments in respect thereof under such foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Senior Secured Term Loan Facility” means the senior secured term loan facility of the Company to be entered into on the Issue Date, as amended, supplemented, modified, extended, restructured, renewed, restated, refinanced or replaced in whole or in part from time to time.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Specified Claims” means claims made pursuant to the Cases of the debtors relating to (i) Priority Tax Claims, (ii) DIP Claims, (iii) Secured Lender Claims, (iv) General Unsecured Claims, (v) Lien Claims, (vi) Prepetition Claims, (vii) 2016 Notes Claims, (viii) 2009 Notes Claims, (ix) 2026 Notes Claims, (x) Unsecured Convenience Claims, (xi) Diacetyl Claims or (xii) Environmental Claims (as such terms are defined in the Reorganization Plan proposed as of the date of the Offering Memorandum); provided that (a) the foregoing shall include items relating to litigation trusts against the lenders and the funding of environmental and other custodial and litigation trusts contemplated by the Reorganization Plan proposed as of the Issue Date and (b) in no event shall the foregoing include professional fees and expenses, financing fees and expenses, original issue discount or DIP exit fees.

“Standard Receivables Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which are customary in a Qualified Receivables Transaction, including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Receivables Undertaking.

“Stated Maturity” means, with respect to any installment of interest on or principal of any series of Indebtedness, the date on which such installment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(a)	a corporation a majority of whose Voting Stock is at the time owned or controlled, directly or indirectly, by such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof; and

(b)	any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“Supplemental Indenture” means a supplemental indenture substantially in the form of Exhibit D attached hereto.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, without giving effect to any amortization of the amount of intangible assets since the Issue Date, (x) as shown on the most recent balance sheet of such Person, or (y) in regards to the Company only, as shown on the most recent balance required to be delivered pursuant to Section 4.03 hereof.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then-remaining term of the Notes to September 1, 2014; provided, however, that if the then-remaining term of the Notes to September 1, 2014, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then-remaining term of the Notes to September 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means U.S. Bank National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Person” means a U.S. person as defined in Rule 902(k) of Regulation S under the Securities Act.

“Unlegended Regulation S Global Note” means a permanent Global Note in the form of Exhibit A bearing the Global Note Legend, deposited with or on behalf of and registered in the name of the Depositary or its nominee.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(a)	any Subsidiary of the Company that at the time of determination shall have been designated an Unrestricted Subsidiary by the Company; and

(b)	any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any assets of, the Company or any other Subsidiary that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(i)	no Default has occurred and is continuing or would occur as a consequence thereof; or

(ii)(x)	the Company could Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (y) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is equal to or greater than immediately prior to such designation; and

(iii)	either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.08 hereof (treating the Fair Market Value of the Company’s proportionate interest in the net worth of such Subsidiary on such date calculated in accordance with GAAP as the amount of the Investment).

The Company may re-designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i)	no Default has occurred and is continuing; and

(ii)	Indebtedness of such Unrestricted Subsidiary and all Liens on any asset of such Unrestricted Subsidiary outstanding immediately following such re-designation would, if Incurred at such time, be permitted to be Incurred under this Indenture.

Any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, as the case may be, shall be approved by the Board of Directors.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing:

(a)	the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof or similar payments with respect to such Disqualified Stock or Preferred Stock, by (b) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment; by

(b)	the then-outstanding principal amount of such Indebtedness.

Section 1.02 Other Definitions.

Term	Defined in Section
“Act”	12.14
“Affiliate Transaction”	4.11
“Authentication Order”	2.02
“Calculation Agent”	2.03
“Company”	Preamble
“Company Special Mandatory Redemption Notice”	3.09
“controlled by”	1.01 (“Affiliate”)
“controlling”	1.01 (“Affiliate”)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.17
“Daily Interest Amount”	2.03
“Defeasance Trust”	8.04
“Distribution Date”	3.09
“DTC”	2.04
“Escrow Agent Special Mandatory Redemption Notice”	3.09
“Excess Proceeds”	4.07
“Exchange Guarantees”	2.07
“Event of Default”	6.01
“Incurred”	1.01 (“Incur”)
“Incurrence”	1.01 (“Incur”)
“Legal Defeasance”	8.02
“Patriot Act”	12.18
“Paying Agent”	2.04
“Payment Date”	1.01 (“Offer to Purchase”)
“Permitted Debt”	4.09
“Registrar”	2.04
“Reversion Date”	4.17
“Secured Leverage Calculation Date”	1.01 (“Secured Indebtedness Leverage Ratio”)
“Special Mandatory Redemption”	3.09
“Specified Courts”	12.09
“Suspended Covenants”	4.17
“Suspension Period”	4.17
“Transfer”	1.01 (“Asset Sale”)
“Trigger Date”	3.09
“under common control with”	1.01 (“Affiliate”)

Section 1.03 Incorporation by Reference to the Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by the TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(a)	a term has the meaning assigned to it;

(b)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)	“or” is not exclusive;

(d)	the term “including” is not limiting;

(e)	words in the singular include the plural, and in the plural include the singular;

(f)	provisions apply to successive events and transactions; and

(g)	references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time.

ARTICLE TWO

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have such appropriate insertions, omissions, substitutions, notations, legends, endorsements, identifications and other variations as are required or permitted by law, stock exchange rule or depositary rule or usage, agreements to which the Company is subject, if any, or other customary usage, or as may consistently herewith be determined by the Officer or Officers of the Company executing such Notes, as evidenced by such execution (provided always that any such notation, legend, endorsement, identification or variation is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be (i) issued in registered form without interest coupons and (ii) only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall (to the fullest extent permitted by applicable law) govern and be controlling.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, by adjustments made thereon and/or in the records of the Custodian to reflect exchanges and redemptions as hereinafter provided. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.07 hereof.

(c) Terms. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Company pursuant to an Offer to Repurchase as provided in Section 4.06 or Section 4.07 hereof. The Notes shall not be redeemable, other than as provided in Article Three.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.09 hereof. The Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and Offers to Purchase (except where otherwise specified). Unless the context requires otherwise, references to “Notes” for all purposes of this Indenture include any Additional Notes that are actually issued. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

Section 2.02 Execution and Authentication.

(a) At least one Officer of the Company shall sign the Notes for the Company by manual or facsimile signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(c) A Note shall not be entitled to any benefit under this Indenture or valid or obligatory until authenticated, in substantially the form provided for in Exhibit A attached hereto, by the manual signature of the Trustee. Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d) The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.

(e) The Trustee shall, upon a written order of the Company signed by an Officer of the Company (an “Authentication Order”), authenticate Notes for original issue with an unlimited maximum aggregate principal amount, of which $455,000,000 aggregate principal amount shall be issued on the date of this Indenture. In addition, at any time, and from time to time, the Trustee shall upon an Authentication Order, authenticate and deliver any Additional Notes. Such Authentication Order shall specify the amount, number and denomination of the Notes to be authenticated, the registered Holder, the delivery instructions for each Note and the date on which the Notes are to be issued, and shall certify that such issuance is in compliance with Section 4.09 hereof.

(f) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Methods of Receiving Payments on the Notes and Interest Payment. (a) For so long as the Notes are held in the form of one or more Global Notes, the Company shall pay all principal, interest premium, if any, and Additional Interest, if any, in respect of the Notes represented by Global Notes by wire transfer of immediately available funds to the account specified by the Holder of the relevant Global Note (so long as such wire transfer may be so made). Otherwise, if a Holder has given wire transfer instructions to the Company at least 10 Business Days prior to the applicable payment date, the Company shall pay all principal, interest premium, if any, and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions (so long as such wire transfer may be so made). All other payments on Notes shall be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

(b) The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) shall be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period shall be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations shall be rounded to the nearest cent (with one-half cent being rounded upwards). All calculations made by the calculation agent (the “Calculation Agent”), which shall initially be the Paying Agent, in the absence of manifest error by such Calculation Agent, shall be conclusive for all purposes.

Section 2.04 Registrar and Paying Agent. (a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b) The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(c) The Trustee shall initially act as the Paying Agent and the Registrar and shall act as Custodian with respect to the Global Notes.

Section 2.05 Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, Additional Interest, if any, and interest on the Notes, and shall notify the Trustee of any Default by the Company in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or one of its Subsidiaries) shall have no further liability for the money. If the Company or one of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.06 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.07 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Company for Definitive Notes if (i) the Depositary notifies the Company that it is unwilling or unable to continue to act as Depositary or that it has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary; (ii) the Company, in its sole discretion, determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes, and the Depositary requests such exchange. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 hereof. Except as otherwise provided above in this Section 2.07(a), every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07 or Section 2.08 or 2.11 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. None of the Company, any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act, or for complying with or ensuring compliance with any Applicable Procedures. Transfers of beneficial interests in the Global Notes also shall require compliance with either clause (i) or (ii) below, as applicable, as well as one or more of the other following clauses, as applicable:

(i)	Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. Except as required pursuant to the Private Placement Legend, no written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b)(i).

(ii)

All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.07(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar (in each case in form and substance satisfactory to the Trustee and the Company) either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase or (B) both (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the

Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Global Note prior to (a) expiration of the Restricted Period and (b) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act. The holder shall be solely responsible for providing such certifications that may be required by Rule 903 under the Securities Act and the Trustee (in any of its capacities hereunder) shall have no duty to verify that such certifications comply therewith, nor shall the Trustee have any liability whatsoever if the holder does not comply therewith. Upon consummation of an Exchange Offer by the Company in accordance with Section 2.07(f) hereof, the requirements of this Section 2.07(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Notes pursuant to Section 2.07(h) hereof.

(iii)	Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.07(b)(ii) above and the Registrar receives the following:

(A) if the transferee shall take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate substantially in the form of Exhibit B attached hereto, including the certifications in item (1) thereof; and

(B) if the transferee shall take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate substantially in the form of Exhibit B attached hereto, including the certifications in item (2) thereof.

(iv)	Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in the Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.07(b)(ii) above and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, provides the certifications required by the applicable Letter of Transmittal and Exchange Offer Registration Statement;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement and applicable law;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement and applicable law; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit C attached hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit B attached hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Company so requests or if the Applicable Procedures so require, an opinion of counsel (which opinion and counsel are reasonably satisfactory to the Company and the Trustee) to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)	Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note as permitted by this Indenture or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C attached hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate substantially in the form of Exhibit B attached hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate substantially in the form of Exhibit B attached hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate substantially in the form of Exhibit B attached hereto, including the certifications and opinion in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B attached hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B attached hereto, including the certification in item 3(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(i) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c)(i) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c)(i) shall bear the Private Placement Legend and the Regulation S Global Notes Legend, as applicable, and shall be subject to all restrictions on transfer contained therein.

(ii)	Beneficial Interests in Regulation S Global Note to Definitive Notes. Notwithstanding Sections 2.07(c)(i)(A) and (C) above, a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 and Rule 904.

(iii)	Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note as permitted by this Indenture or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note as permitted by this Indenture only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and applicable law and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, provides the certifications required by the applicable Letter of Transmittal and the Exchange Offer Registration Statement;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement and applicable law;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement and applicable law; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder substantially in the form of Exhibit C attached hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder substantially in the form of Exhibit B attached hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Company so requests or if the Applicable Procedures so require, an opinion of counsel (which opinion and counsel are reasonably satisfactory to the Company and the Trustee) to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)	Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note as permitted by this Indenture or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.07(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(i) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)	Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C attached hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate substantially in the form of Exhibit B attached hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate substantially in the form of Exhibit B attached hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate substantially in the form of Exhibit B attached hereto, including the certifications and opinion in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B attached hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B attached hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note and in all other cases the 144A Global Note.

(ii)	Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and applicable law and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, provides the certifications required by the applicable Letter of Transmittal and the Exchange Offer Registration Statement;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement and applicable law;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement and applicable law; or

(D) the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C attached hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B attached hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Company so requests or if the Applicable Procedures so require, an opinion of counsel (which opinion and counsel are reasonably acceptable to the Company and the Trustee) to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.07(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)	Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clause (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Definitive Notes for Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar and the Company duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.07(e).

(i)	Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer shall be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate substantially in the form of Exhibit B attached hereto, including the certifications in item (1) thereof;

(B) if the transfer shall be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate substantially in the form of Exhibit B attached hereto, including the certifications in item (2) thereof; and

(C) if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate substantially in the form of Exhibit B attached hereto, including the certifications, certificates and opinion of counsel required by item (3) thereof, if applicable.

(ii)	Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and applicable law and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, provides the certifications required by the applicable Letter of Transmittal and the Exchange Offer Registration Statement;

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement and applicable law;

(C) any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement and applicable law; or

(D) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C attached hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B attached hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Company so requests, an opinion of counsel (which opinion and counsel shall be reasonably satisfactory to the Company and the Trustee) to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)	Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes and/or Unrestricted Definitive Notes in an aggregate principal amount equal to the aggregate principal amount of the beneficial interests in the Restricted Global Notes, or the Restricted Definitive Notes, as the case may be, accepted for exchange in the Exchange Offer in accordance with the Registration Rights Agreement and applicable law. Concurrently with the issuance of such Notes, the Trustee, the Custodian or the Depositary or its nominee, as the case may be, shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly. Any Notes that remain outstanding after the consummation of the Exchange Offer, and Exchange Notes issued in connection with the Exchange Offer, shall be treated as a single class of securities under this Indenture. The Exchange Notes shall be offered on terms substantially identical to the Notes, except that the Exchange Notes shall not contain terms with respect to transfer restrictions. The Exchange Notes shall be guaranteed by the Guarantors to the same extent as the Notes (the “Exchange Guarantees”). Holders of Notes who validly tender their Notes in the Exchange Offer (and do not withdraw the tendered Notes) shall receive the Exchange Notes and the Exchange Guarantees upon consummation of the Exchange Offer.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)	Private Placement Legend. Except as permitted below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.07 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)	Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

(h) Regulation S Global Note Legend. The Regulation S Global Note shall bear a legend in substantially the following form:

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

(i) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee, or by the Custodian or the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee, or by the Custodian or the Depositary at the direction of the Trustee to reflect such increase.

(j) General Provisions Relating to Transfers and Exchanges.

(i)	To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)	No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06, and 9.05 hereof).

(iii)	The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)	All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid and legally binding obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)	Neither the Registrar nor the Company shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Notes selected for redemption under Section 3.02 hereof except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi)	Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii)	The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii)	All certifications, certificates and opinions of counsel required to be submitted to the Trustee and/or the Company pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile with the original to follow by first class mail.

(ix)	The Trustee shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.07 (including all Notes received for transfer pursuant to this Section 2.07). The Company shall have the right to require the Trustee to deliver to the Company, at the Company’s expense, copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Trustee.

(x)	In connection with any transfer of any Note, the Trustee and the Company shall be entitled to receive, shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the certificates, opinions and other information referred to herein (or in the forms provided herein, attached hereto or to the Notes, or otherwise) received from any Holder and any transferee of any Note regarding the validity, legality and due authorization of any such transfer, the eligibility of the transferee to receive such Note and any other facts and circumstances related to such transfer.

Section 2.08 Replacement Notes.

(a) If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s and the Company’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

(b) Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09 Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.09 as not outstanding. Except as set forth in Section 2.10 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b) If a Note is replaced pursuant to Section 2.08 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d) If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any of the foregoing) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.10 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.11 Temporary Notes.

(a) Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

(b) Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.12 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes in accordance with its procedures for the disposition of canceled securities in effect as of the date of such disposition (subject to the record retention requirement of the Exchange Act). Certification of the disposition of all cancelled Notes shall be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.13 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof; provided that if the Company pays the defaulted interest prior to the date that is 30 days after the date of default in payment of interest, payment shall be to the recordholders of the Notes on the original record date relating to the date of default in payment of interest. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. If such default in interest continues for 30 days, the Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.14 CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” and “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use such “CUSIP” and “ISIN” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee of any change in the “CUSIP” or “ISIN” numbers.

ARTICLE THREE

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed.

(a) If less than all of the Notes issued under this Indenture are to be redeemed at any time, the selection of Notes for redemption shall be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate; provided that no Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first-class mail, at least 30 but not more than 60 days before the redemption date, to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption.

(b) The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or integral multiples of $1,000, in excess thereof; provided, however, that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

(c) Any notice of redemption may be given prior to the completion of any event or transaction related to such redemption, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including in the case of any Equity Offering, completion of such Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Section 3.03 Notice of Redemption.

(a) At least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed, at its registered address. The notice shall identify the Notes to be redeemed and shall state:

(i)	the redemption date;

(ii)	the redemption price;

(iii)	if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date and upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note;

(iv)	the name and address of the Paying Agent;

(v)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued interest and become due on the date fixed for redemption;

(vi)	that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(vii)	the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(viii)	that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

(b) At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 35 days (unless a shorter notice shall be satisfactory to the Trustee) prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(a) above.

(c) The notice if mailed in the manner herein provided shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Notwithstanding the foregoing, if any Notes are held in the form of a Global Note, the notice required to be provided hereunder shall be conclusively presumed to have been given if delivered via facsimile, PDF or other electronic transmission to the Depositary or to the Persons who are registered Holders of Notes, as the case may be, with accompanying instructions directing such Depositary or such Persons who are registered Holders of Notes to forward such notice to the beneficial holders of the Notes.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.

Section 3.05 Deposit of Redemption Price.

(a) Prior to 10:00 a.m. Eastern Time on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest and Additional Interest, if any, on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

(b) If the Company complies with Section 3.05(a) above, on and after the redemption date, interest and Additional Interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption on the redemption date because of the failure of the Company to comply with Section 3.05(a) hereof, interest and Additional Interest, if any, shall continue to accrue on the unpaid principal of such Note or the portions thereof called for redemption from the redemption date until such principal is paid.

Section 3.06 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Section 3.07 Optional Redemption.

(a) Prior to September 1, 2013, the Company may, at its option on any one or more occasions, redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) at a redemption price of 107.875% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, thereon up to, but excluding, the redemption date (subject to the rights of Holders of Notes on a relevant record date to receive interest due on an interest payment date that occurs prior to the redemption date), with the net cash proceeds of one or more Equity Offerings; provided that:

(i)	at least 65% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or its Affiliates); and

(ii)	the redemption must occur within 90 days of the date of the closing of such Equity Offering.

(b) At any time prior to September 1, 2014, the Company may redeem all or part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of Notes or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Additional Interest, if any, thereon up to, but excluding, the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest due on an interest payment date that occurs prior to the redemption date).

(c) On or after September 1, 2014, the Company may redeem all or a part of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon up to, but excluding, the applicable redemption date (subject to the rights of Holders of Notes on a relevant record date to receive interest due on the relevant interest payment date that occurs prior to the redemption date), if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2014	103.938%
2015	101.969%
2016 and thereafter	100.000%

(d) Any redemption pursuant to this Section 3.07 shall be made in accordance with the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Mandatory Redemption.

(a) Except for a Special Mandatory Redemption pursuant to Section 3.09, the Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

(b) Under certain circumstances, the Company may be required to offer to purchase the Notes pursuant to Sections 4.06 and 4.07. The Company and its Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.

Section 3.09 Special Mandatory Redemption.

(a) All outstanding Notes shall be subject to a mandatory redemption (a “Special Mandatory Redemption”) in whole in the event that either:

(i)	prior to the Escrow End Date, the Company shall have determined, in its discretion, that the escrow conditions cannot be satisfied by such date (any such date, a “Trigger Date”) and shall have provided a “Redemption Notice” as defined in the Escrow Agreement (a “Company Special Mandatory Redemption Notice”) to the Escrow Agent acknowledged by the Trustee no later than the next Business Day following such Trigger Date; or

(ii)	a Release Date shall not have occurred prior to the Escrow End Date, and the Escrow Agent shall have distributed Escrow Proceeds to the Trustee pursuant to the terms and conditions of the Escrow Agreement (any such date, the “Distribution Date”). Pursuant to the Escrow Agreement, the Escrow Agent shall have provided notice to the Trustee within one (1) Business Day of the Escrow End Date (an “Escrow Agent Special Mandatory Redemption Notice”).

(b) In the event that the Trustee receives either a Company Special Mandatory Redemption Notice or an Escrow Agent Special Mandatory Redemption Notice, it shall mail or cause to be mailed by first class mail, not later than the next Business Day following the receipt of such Notice, a notice of redemption to each Holder whose Notes are to be redeemed, at its registered address. Such notice shall state the information set forth in Section 3.03(a). Notice given hereunder shall be subject to the terms and conditions of Section 3.03(c).

(c) The date of the Special Mandatory Redemption shall be not later than five (5) Business Days following the date of the Company Special Mandatory Redemption Notice or the Escrow Agent Special Mandatory Redemption Notice. The redemption price paid upon a Special Mandatory Redemption shall be the sum of 101% of the issue price of the Notes, plus accrued and unpaid interest, including accrual of original issue discount, on the Notes from the Issue Date up to, but excluding, the date of the Special Mandatory Redemption. On and after the date of the Special Mandatory Redemption, interest shall cease to accrue on outstanding Notes.

ARTICLE FOUR

COVENANTS

The covenants described in this Indenture shall not bind the Company and its Restricted Subsidiaries prior to the Release Date. The references in Articles Four and Five in this Indenture to Obligations of the Company and its Restricted Subsidiaries, refer to the period beginning on and after the Release Date.

To the extent the Company or any Restricted Subsidiary has Incurred Indebtedness (including issuance of Disqualified Stock or Preferred Stock) (treating Indebtedness not discharged pursuant to the Reorganization Plan and remaining outstanding on the Release Date as having been Incurred as of the Release Date), made any Restricted Payments, consummated any Asset Sale or otherwise taken any action or engaged in any activities during the period beginning on the Issue Date and ending on the Release Date, such actions and activities shall be treated and classified under this Indenture (including but not limited to impacting relevant baskets and determining whether a Default or Event of Default would have occurred as of the Release Date for purposes of the release conditions set forth in the Escrow Agreement), as if this Indenture and the covenants set forth herein had applied to the Company and the Restricted Subsidiaries during such period; provided that the calculations made under this Indenture shall be made as if the covenants had been in effect since the Issue Date throughout the period ending on the Release Date. For purposes of the foregoing, all Subsidiaries of the Company shall be deemed to be Restricted Subsidiaries for the period from the Issue Date through the Release Date. The foregoing shall not limit, prevent or otherwise adversely affect (including but not limited to impacting relevant baskets and resulting in a Default or an Event of Default) the consummation of the Rights Offering or any of the other Emergence Transactions, or any other action contemplated by or in furtherance of the Reorganization Plan and the Company’s emergence from Chapter 11, in each case prior to the Release Date.

Section 4.01 Payment of Notes.

(a) The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or one of its Subsidiaries, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Company shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.

(b) The Company shall pay interest on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest on overdue installments of interest, and Additional Interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

(a) The Company shall maintain one or more offices or agencies designated by it (which may be an office of the Trustee or an agent of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of any such designation or rescission of any such designation, and the location, and any change in the location, of such office or agency (other than the designation and location specified in Section 4.02(b) hereof). If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.04 hereof.

Section 4.03 Provision of Financial Information.

(a) Whether or not required by the Commission, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes, or file electronically with the Commission through the Commission’s Next-Generation EDGAR System (or any successor system), within the time periods specified in the Commission’s rules and regulations that are then applicable to the Company:

(i)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(ii)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

(b) Whether or not required by the Commission, the Company shall file a copy of all of the information and reports specified in Section 4.03(a) hereof with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission shall not accept such a filing) and make such information available to prospective investors. In addition, the Company and the Guarantors, for so long as any Notes remain outstanding and not freely transferable under the Securities Act, during any period when they are not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted, shall furnish the Commission with certain information pursuant to Rule 12g3-2(b), and shall furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) If the Company has designated any Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, as determined in good faith by senior management of the Company, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

Section 4.04 Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.05 Limitation on Liens.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under this Indenture and the Notes are secured by a Lien on such property or assets on an equal and ratable basis with the obligations so secured (or, in the case of Indebtedness subordinated to the Notes or the Note Guarantees, senior in priority thereto, with the same relative priority as the Notes shall have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Section 4.06 Offer to Repurchase upon a Change of Control.

(a) Unless the Company has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Company must commence, within 30 days of the occurrence of a Change of Control after the Release Date, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, thereon, up to, but excluding, the date of repurchase (subject to the rights of Holders of Notes on a relevant record date to receive interest due on an interest payment date that occurs prior to the repurchase date).

(b) The Company shall not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to an Offer to Purchase made by the Company and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase. Notwithstanding anything to the contrary herein, an Offer to Purchase upon a Change of Control may be made in advance of a Change of Control, and conditioned upon the consummation of such Change of Control, if a definitive agreement is in place providing for the Change of Control at the time the Offer to Purchase is made.

Section 4.07 Limitation on Asset Sales.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless:

(i)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)	except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of:

(A) Cash Equivalents (including any Cash Equivalents received from the conversion within 180 days of such Asset Sale of any securities, notes or other obligations received in consideration of such Asset Sale);

(B) Replacement Assets;

(C) any liabilities of the Company or any Restricted Subsidiary as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto prepared in accordance with GAAP (other than contingent liabilities, Indebtedness that is by its terms subordinated in right of payment to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Restricted Subsidiary) that are assumed by the transferee of any such assets or Equity Interests and for which the Company and all of the Restricted Subsidiaries have been validly released by all creditors in writing;

(D) any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this Section 4.07(a)(ii)(D) that is at the time outstanding and held by the Company or any Restricted Subsidiary, not to exceed the greater of (x) $75,000,000 and (y) 2.5% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value); or

(E) any combination of the consideration specified in clauses (A) through (D).

(b) Within 12 months after the receipt of any Net Available Cash from an Asset Sale, the Company or a Restricted Subsidiary, as the case may be, may apply an amount equal to such Net Available Cash at its option:

(i)	to repay or retire Indebtedness secured by such assets, Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Company or another Restricted Subsidiary) or Indebtedness under the Credit Agreements and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(ii)	to purchase Replacement Assets (or enter into a binding agreement to purchase such Replacement Assets; provided that (x) such purchase is consummated no later than the later of (i) the day that is 12 months after such Asset Sale and (ii) 90 days after the date of such binding agreement and (y) if such purchase is not consummated within the period set forth in subclause (x), the Net Available Cash not so applied shall be deemed to be Excess Proceeds (as defined below));

(iii)	to make capital expenditures; or

(iv)	to make an Offer to Purchase as described below.

Pending the final application of any Net Available Cash from Asset Sales in accordance with clauses (i) through (iv) in the preceding paragraph, the Company and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise apply such Net Available Cash in any manner not prohibited by this Indenture.

(c) The amount of such Net Available Cash required to be applied (or to be committed to be applied) during such 12-month period as set forth in the preceding paragraph and not applied (or committed to be applied) as so required by the end of such period shall constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds totals at least $25,000,000, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase, from the Holders and, at the Company’s option, all holders of Pari Passu Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase with the proceeds of sales of assets, the maximum principal amount of Notes and such Pari Passu Debt, if any, that may be purchased out of the Excess Proceeds. The offer price in any such Offer to Purchase shall be equal to 100% of the principal amount (or accreted value, if applicable) of the Notes and such Pari Passu Debt, plus accrued and unpaid interest and Additional Interest, if any up to, but excluding, the date of purchase (subject to the rights of Holders of Notes on a relevant record date to receive interest on an interest payment date that occurs prior to the purchase date) and shall be payable in cash.

(d) To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase pursuant to this Section 4.07, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture, and those Excess Proceeds shall no longer constitute “Excess Proceeds.”

Section 4.08 Restricted Payments.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment unless, at the time of and after giving pro forma effect to the proposed Restricted Payment:

(i)	no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)	the Company could Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(iii)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Release Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi) and (ix) of the next succeeding paragraph), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income on a cumulative basis during the period (taken as one accounting period) beginning on October 1, 2010 and ending on the last day of the Company’s last fiscal quarter ending prior to the date of such proposed Restricted Payment for which internal financial statements are available (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B) 100% of the aggregate net cash proceeds or property received by the Company after October 1, 2010 as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company and the amount of reduction of Indebtedness of the Company or its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Company); provided that for purposes of determining the Fair Market Value of property received (other than of any asset with a public trading market) in excess of $50,000,000, such Fair Market Value shall be determined by an Independent Financial Advisor, which determination shall be evidenced by an opinion addressed to the Company and delivered to the Trustee, plus

(C) 100% of the amount by which Indebtedness or Disqualified Stock Incurred or issued subsequent to October 1, 2010 is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) into Equity Interests other than Disqualified Stock (less the amount of any cash, or the Fair Market Value of any other asset, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); provided that such amount shall not exceed the aggregate net cash proceeds received by the Company or any Restricted Subsidiary after October 1, 2010 from the issuance and sale (other than to a Subsidiary of the Company) of such Indebtedness or Disqualified Stock; plus

(D) to the extent not included in the calculation of the Consolidated Net Income referred to in (a), an amount equal to, without duplication: (i) 100% of the aggregate net proceeds (including the Fair Market Value of assets) received by the Company or any Restricted Subsidiary upon the sale or other disposition of any Investment (other than a Permitted Investment) made by the Company or any Restricted Subsidiary since October 1, 2010; plus (ii) the net reduction in Investments (other than Permitted Investments) in any Person resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to October 1, 2010, in each case to the Company or any Restricted Subsidiary from such Person (including by way of such Person becoming a Restricted Subsidiary); plus (iii) if the sum of clauses (A), (B), (C) and (D) was reduced as the result of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is re-designated, or liquidated or merged into, a Restricted Subsidiary.

(b) The preceding provisions shall not prohibit, so long as, in the case of clauses (vii) and (viii) below, no Default has occurred and is continuing or would be caused thereby:

(i)	the payment of any dividend or distribution within 90 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture, and the redemption of any Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantees within 60 days after the date on which notice of such redemption was given, if at said date of the giving of such notice, such redemption would have complied with the provisions of this Indenture;

(ii)	the payment of any dividend by a Restricted Subsidiary to all the holders of its Common Stock on a pro rata basis;

(iii)	the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees in exchange for or with the net cash proceeds from a substantially concurrent Incurrence (other than to a Subsidiary of the Company) of, Permitted Refinancing Indebtedness;

(iv)	the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof and applicable withholding taxes, if any;

(v)	payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (x) the exercise of options or warrants or (y) the conversion or exchange of Capital Stock of any such Person;

(vi)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company (and any Parent) held by any future, current or former employee, director, officer or consultant of the Company (or any Restricted Subsidiary) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year shall not exceed $5,000,000 (with unused amounts in any calendar year being carried over to the next two succeeding calendar years);

(vii)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, in each case issued in accordance with Section 4.09 hereof, and provided that such dividends constitute Fixed Charges;

(viii)	other Restricted Payments in an aggregate amount not to exceed $75,000,000 pursuant to this clause (viii);

(ix)	any Restricted Payment made in connection with the Emergence Transactions;

(x)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued in accordance with Section 4.09 hereof;

(xi)	the repurchase, redemption or other acquisition or retirement for value of any subordinated Indebtedness pursuant to the provisions similar to those described under Section 4.06 and Section 4.07 hereof and; provided that all Notes tendered by Holders of the Notes in connection with an Offer to Purchase in the event of a Change of Control or with respect to an Asset Sale have been repurchased, redeemed or acquired for value;

(xii)	payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with Section 5.01 hereof;

(xiii)	the payment of dividends on the Company’s Common Stock in an annual amount not to exceed 6% of the net cash proceeds received by or contributed to the Company from any public offering, other than the Rights Offering and public offerings with respect to the Company’s Common Stock registered on Form S-8 (or any successor form);

(xiv)	purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Transaction and the payment or distribution of Receivables Fees; and

(xv)	the declaration and payment of dividends by the Company to, or the making of loans to, a Parent in aggregate amounts not to exceed the aggregate amount required for any Parent to pay, in each case without duplication:

(A) franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of the Company and its Restricted Subsidiaries;

(B) foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(C) customary salary, bonus, indemnification obligations and other benefits payable to officers, directors and employees or former officers, directors or employees of any Parent to the extent such salaries, bonuses, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(D) general corporate overhead expenses of any Parent to the extent such expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(E) fees and expenses Incurred by any Parent in connection with any unsuccessful equity issuances or Incurrence of Indebtedness to the extent the net proceeds thereof were intended to be contributed to the Company; and

(F) taxes with respect to income of any Parent derived from funding made available to the Company and its Restricted Subsidiaries by such Parent.

(c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.09 Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness and the issuance of any shares of Disqualified Stock or Preferred Stock by Restricted Subsidiaries); provided, however, that the Company or any Guarantor may Incur Indebtedness (including Acquired Indebtedness and the issuance of any shares of Disqualified Stock and Preferred Stock of any Restricted Subsidiary) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness (including the issuance of Disqualified Stock or Preferred Stock) is Incurred would be at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) Section 4.09(a) above shall not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)	the Incurrence by the Company or any Restricted Subsidiary of Indebtedness under Credit Facilities (including, without limitation, the Incurrence by the Guarantors of Guarantees thereof) in an aggregate amount at any one time outstanding not to exceed:

(A) the greater of (i) $700,000,000; and (ii) the sum of (x) $425,000,000, (y) 75% of the net book value of the Inventory and (z) 85% of the net book value of the accounts receivable, in each case of the Company and the Restricted Subsidiaries, determined on a consolidated basis according to GAAP; less

(B) the aggregate amount of all proceeds from Asset Sales applied by the Company or any Restricted Subsidiary to permanently repay any such Indebtedness pursuant to Section 4.07 hereof;

(ii)	the Incurrence of Existing Indebtedness;

(iii)	the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (other than Additional Notes) and the Exchange Notes in respect thereof and the related Note Guarantees;

(iv)

the Incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price, cost of design or cost of construction, installation, maintenance, upgrade or improvement of property (real or personal, or movable or immovable), plant or equipment used in the business of the Company or such Restricted Subsidiary (including any reasonably related fees or expenses Incurred in connection with such acquisition, construction or improvement), whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate amount, including all Indebtedness Incurred to extend the maturity of, refund, refinance, renew, defease, discharge or replace any Indebtedness Incurred pursuant to this Section 4.09(b)(iv), not to exceed the greater of (a) $75,000,000 and (b) 3% of the Consolidated Net Tangible Assets of the Company at any one time outstanding;

(v)	the Incurrence by the Company or any Restricted Subsidiary of Permitted Refinancing Indebtedness (including Disqualified Stock or Preferred Stock) in exchange for, or the net cash proceeds of which are used to extend the maturity of, refund, refinance, renew, defease, discharge or replace, Indebtedness (including Disqualified Stock or Preferred Stock) that was permitted by this Indenture to be Incurred or issued under Section 4.09(a) or (b)(ii), (iii), (v) or (xvi) hereof, including any additional Indebtedness (including the issuance of Disqualified Stock or Preferred Stock) Incurred, to pay premiums (including tender premiums) and original issue discount, expenses, defeasance costs and fees in connection therewith;

(vi)	the Incurrence by the Company or any Restricted Subsidiary of Indebtedness owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(A) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(B) any event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary (except for any pledge of such Indebtedness constituting a Permitted Lien until the pledgee commences actions to foreclose on such Indebtedness) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 4.09(b)(vi);

(vii)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this Section 4.09(b)(vii);

(viii)	the Guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be Incurred by another provision of this Section 4.09; provided that if the Indebtedness being Guaranteed is subordinated to or pari passu with the Notes or a Note Guarantee, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness Guaranteed;

(ix)	the Incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are Incurred in the ordinary course of business or Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(x)	the Incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or Guarantees or letters of credit, surety, performance, bid or appeal bonds and other similar types of performance and completion guarantees securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in any case Incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock held by a Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock held by a Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

(xi)	the Incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from (i) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds and related liabilities arising from treasury, depository and cash management services in the ordinary course of business, provided, however, that such Indebtedness is extinguished within 30 Business Days of its Incurrence; (ii) bankers’ acceptances; and (iii) customary treasury, depository, cash management, cash pooling or netting or setting-off arrangements;

(xii)

the Incurrence by the Company or any Restricted Subsidiary of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance or similar requirements, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or Incurrence;

(xiii)	the Incurrence by the Company or any Restricted Subsidiary of Indebtedness to the extent the net cash proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes as described under Article Eight or Article Eleven hereof;

(xiv)	the Incurrence of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any Restricted Subsidiary of the Company or their assets (other than a Receivables Entity and its assets and, as to the Company or any Restricted Subsidiary of the Company, other than pursuant to Standard Receivables Undertakings) and is not guaranteed by any such Person other than pursuant to Standard Receivables Undertakings;

(xv)	Indebtedness (including Disqualified Stock) of the Company or Indebtedness (including Disqualified Stock or Preferred Stock) of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, including all Permitted Refinancing Indebtedness Incurred to extend the maturity of, refund, refinance, renew, defease, discharge or replace any Indebtedness Incurred pursuant to this Section 4.09(b)(xv), not to exceed $100,000,000 at any one time outstanding;

(xvi)	the Incurrence of Acquired Indebtedness; provided that after giving effect to such acquisition or merger, either

(A) the Company would be permitted to Incur at least $1.00 of additional Indebtedness under Section 4.09(a); or

(B) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(xvii)	the Incurrence of Indebtedness of any Foreign Subsidiary not to exceed at any one time outstanding pursuant to this Section 4.09(b)(xvii) the greater of (a) $75,000,000 and (b) 5% of Consolidated Net Tangible Assets of Foreign Subsidiaries;

(xviii)

the Incurrence of Indebtedness existing on the Release Date (other than the Notes and Indebtedness described in Section 4.09(b)(i)) in an aggregate principal amount of $31,000,000, after giving effect to the consummation of the Reorganization Plan, which shall have the obligors, collateral, maturity and amortization features summarized under “Description of Other

Indebtedness” in the Offering Memorandum, and guarantees of Indebtedness of Joint Ventures outstanding on the Release Date, and operating leases of the Company and the Restricted Subsidiaries outstanding on the Release Date to the extent characterized as a Capital Lease Obligation after the Release Date;

(xix)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(xx)	Indebtedness consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that the Company or any of its Subsidiaries uses or sells in the ordinary course of business;

(xxi)	Indebtedness consisting of the financing of insurance premiums;

(xxii)	Indebtedness consisting of guarantees Incurred in the ordinary course of business under repurchase agreements or similar agreements in connection with the financing of sales of goods in the ordinary course of business;

(xxiii)	customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxiv)	Indebtedness consisting of Indebtedness issued by the Company or a Restricted Subsidiary of the Company to future, current or former employees, directors and consultants thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company to the extent described in Section 4.08(b)(vi) hereof;

(xxv)	Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, Joint Ventures of the Company or any Restricted Subsidiary not to exceed, at any one time outstanding, the greater of (i) $50,000,000 and (ii) 2% of the Consolidated Net Tangible Assets of the Company and any Indebtedness to exchange, extend, refinance, renew, replace, defease or refund such Indebtedness originally Incurred pursuant to clause (ii) Section 4.09(b)(xxv), provided that any such Indebtedness until reclassified in accordance with this Indenture shall remain Incurred pursuant to this Section 4.09(b)(xxv) prior to its maturity;

(xxvi)	Indebtedness Incurred by the Company or any Restricted Subsidiary of up to $25,000,000 relating to funding of contributions to the foreign pension plans; and

(xxvii)	Indebtedness which may be deemed to exist pursuant to any surety bonds, appeal bonds or similar obligations Incurred in connection with any judgment not constituting an Event of Default.

(c) For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness, (including Disqualified Stock or Preferred Stock) (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt described in Section 4.09(b)(i) through (xxvii) above or is entitled to be Incurred or issued pursuant to the Section 4.09(a), the Company shall, in its sole discretion, classify such item of Indebtedness (including Disqualified Stock or Preferred Stock) and may divide and classify such Indebtedness (including Disqualified Stock or Preferred Stock) in more than one of the categories described and may later reclassify such item into any one or more of the categories described above (provided that at the time of reclassification it meets the criteria in such category or categories). The maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be Incurred by the Person or Persons Incurring such obligation. Notwithstanding the foregoing, Indebtedness under the Credit Agreements outstanding on the Issue Date or the Release Date, as applicable, shall be deemed to have been Incurred on such date in reliance on the exception provided by Section 4.09(b)(i).

(d) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness (including Disqualified Stock or Preferred Stock) of the same class, and the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles shall not be deemed to be an Incurrence of Indebtedness.

(e) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this section any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this section) arising under any Note Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Note Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness.

(f) Notwithstanding the foregoing, the Company shall not, and shall not permit any other Guarantor to, Incur any Indebtedness that purports to be by its terms (or by the terms of any agreement or instrument governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Company or of such other Guarantor, as the case may be, unless such Indebtedness is also by its terms made subordinated in right of payment to the Notes or the Note Guarantee of such Guarantor, as applicable, to at least the same extent as such Indebtedness is subordinated in right of payment to such other Indebtedness of the Company or such Guarantor, as the case may be.

(g) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(h) The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10 Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)	pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(ii)	pay any liabilities owed to the Company or any Restricted Subsidiary;

(iii)	make loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(iv)	sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock and (y) the subordination of (including the application of any standstill period to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary, in each case, shall not be deemed to constitute such an encumbrance or restriction.

(b) However, the restrictions set forth in Section 4.10(a) above shall not apply to encumbrances or restrictions:

(i)	existing under, by reason of or with respect to the Credit Agreements as in effect on the Issue Date or the Release Date, as applicable, Existing Indebtedness or any other agreements in effect on the Release Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive with respect to dividend and payment restrictions (as determined by the Company in good faith) than those contained in the Credit Agreements, Existing Indebtedness or such other agreements, as the case may be, as in effect on such dates;

(ii)	set forth in this Indenture, the Notes, the Exchange Notes in respect thereof and the related Note Guarantees;

(iii)	existing under, by reason of or with respect to agreements governing other Indebtedness permitted to be Incurred under Section 4.09 hereof and any amendments, restatements, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances and restrictions therein, taken as a whole, (x) are not materially more restrictive than the agreements governing Indebtedness as in effect on the date of this Indenture, or (y) shall not affect the Company’s ability to make principal or interest payments on the Notes (as determined by the Company in good faith);

(iv)	existing under or by reason of applicable law, rule, regulation or order;

(v)	with respect to any Person, or the property or assets of a Person, acquired by the Company or any Restricted Subsidiary existing at the time of such acquisition and not Incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive with respect to dividend and other payment restrictions than those in effect on the date of the acquisition;

(vi)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(vii)	existing under or by reason of Permitted Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive with respect to dividend and payment restrictions, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(viii)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture;

(ix)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(x)	existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions or transfer by that Restricted Subsidiary pending such sale or other disposition;

(xi)	under Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Entity or the Receivables Assets that are subject to such Qualified Receivables Transaction;

(xii)	on cash or other deposits or net worth, which encumbrances or restrictions are imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(xiii)	arising from customary provisions in Joint Venture agreements and other similar agreements relating solely to such Joint Venture, which the Board of Directors of the Company determines in good faith shall not adversely affect the Company’s ability to make payments of principal of or interest on the Notes;

(xiv)	existing under Indebtedness of a Foreign Subsidiary permitted to be Incurred under this Indenture, which encumbrances or restrictions apply solely to such Foreign Subsidiary and are ordinary and customary with respect to the type of Indebtedness being Incurred and which the Board of Directors of the Company determines in good faith shall not adversely affect the Company’s ability to make payments of principal of or interest on the Notes;

(xv)	existing under or by reason of Secured Indebtedness permitted to be Incurred pursuant to Section 4.05 and Section 4.09 hereof that limit the right of the Company or any Restricted Subsidiary to dispose of the assets securing such Indebtedness;

(xvi)	under purchase money obligations for property acquired and Capital Lease Obligations in the ordinary course of business;

(xvii)	existing under any agreement imposed in connection with consignment agreements entered into in the ordinary course of business;

(xviii)	under provisions limiting the disposition or distribution of assets or property in Joint Venture agreements, asset sale agreements, sale and leaseback agreements, stock sale agreements and other similar agreements (or Investments), which limitation is applicable only to the assets that are the subject of such agreements;

(xix)	arising from customary provisions in Hedging Obligations permitted under this Indenture and entered into in the ordinary course of business; and

(xx)	existing under, by reason of or with respect to any Restricted Payment not prohibited by Section 4.08 hereof and any Permitted Investment.

Section 4.11 Limitation on Transactions with Affiliates.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction or series of related transactions, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any of their Affiliates (each of the foregoing, an “Affiliate Transaction”), unless:

(i)	such Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any Restricted Subsidiary (as determined by the Company); and

(ii)	the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25,000,000, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 4.11 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the Disinterested Members; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50,000,000, an opinion issued by an Independent Financial Advisor stating that such Affiliate Transaction or series of related Affiliate Transactions is fair to the Company or such Restricted Subsidiary from a financial point of view.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of the prior paragraph:

(i)	transactions between or among the Company and/or its Restricted Subsidiaries;

(ii)	Restricted Payments that are permitted by the provisions of this Indenture described under Section 4.08 hereof and Permitted Investments;

(iii)	any issuance or sale of Equity Interests (other than Disqualified Stock) of, or capital contributions to, the Company;

(iv)	transactions pursuant to agreements or arrangements in effect on the Issue Date or as contemplated to be in effect on the Release Date and described in the Offering Memorandum, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Company and the Restricted Subsidiaries than the agreement or arrangement in existence on the Issue Date;

(v)	payments by the Company and its Subsidiaries pursuant to tax sharing agreements among the Company (and any Parent) and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company and its Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(vi)	payment of reasonable and customary fees and reimbursement of expenses paid to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of the Company or any Subsidiary thereof;

(vii)	any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any Restricted Subsidiary with officers, employees and consultants of the Company or any Subsidiary thereof and the payment of compensation, reimbursement of expenses paid or loans (or cancellation of loans) to officers, employees and consultants of the Company or any Subsidiary thereof (including issuances of securities and other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employee benefit plans, employee stock option or similar plans), so long as such agreement or payment has been approved by a majority of the Disinterested Members;

(viii)	any transaction with a Receivables Entity effected as part of a Qualified Receivables Transaction and otherwise in compliance with the terms of this Indenture on fair and reasonable terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any Restricted Subsidiary (as determined in good faith by the Company);

(ix)	purchases and sales of raw materials or Inventory in the ordinary course of business on market terms;

(x)	(a) transactions with customers, clients, lessors, landlords, suppliers, contractors, purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(xi)	the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any stockholders’ agreements (or equity purchase agreements related thereto) the terms of which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company;

(xii)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company or a Restricted Subsidiary of the Company owns an equity interest in or otherwise controls such Person;

(xiii)	the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(xiv)	transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into the Company or a Restricted Subsidiary (provided such transaction is not entered into in contemplation of such event);

(xv)	transactions permitted by, and complying with Section 5.01 hereof;

(xvi)	pledges of Equity Interests of Unrestricted Subsidiaries;

(xvii)	transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any Parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such Parent of the Company on any matter involving such other Person; and

(xviii)	Emergence Transactions, including the payment of fees and expenses paid in connection therewith.

Section 4.12 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company in the Subsidiary designated as Unrestricted shall be deemed to be an Investment made as of the time of the designation and shall reduce the amount available for Restricted Payments under Section 4.08 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may re-designate any Unrestricted Subsidiary to be a Restricted Subsidiary if that re-designation would not cause a Default.

(b) Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted under Section 4.08. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under Section 4.09 hereof, the Company shall be in default of Section 4.09. The Company’s Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period, and (2) no Default or Event of Default would be in existence following such designation.

Section 4.13 Business Activities.

The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.14 Payments for Consent.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that may legally participate in the transaction, as proposed by the Company and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.15 Additional Note Guarantees.

(a) If the Company or any Restricted Subsidiary acquires or creates another Domestic Subsidiary (other than an Excluded Subsidiary) on or after the Issue Date, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee.

(b) The Company shall not permit any Domestic Subsidiary (other than an Excluded Subsidiary), directly or indirectly, to Guarantee any Indebtedness of the Company or any Restricted Subsidiary unless such Domestic Subsidiary (other than any Excluded Subsidiary) (i) is a Guarantor or (ii) within 15 Business Days executes and delivers to the Trustee an Opinion of Counsel and a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall rank senior in right of payment to or equally in right of payment with such Restricted Subsidiary’s Guarantee of such other Indebtedness.

Section 4.16 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year commencing with the fiscal year ending December 31, 2010, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default or Event of Default and whether or not the signers know of any Default or Event of Default that occurred during such period (and if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, within five Business Days upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.17 Covenant Suspension.

(a) During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the events described in the foregoing clauses (i) and (ii) of this Section 4.17(a) being collectively referred to as a “Covenant Suspension Event”), the Company and the Restricted Subsidiaries shall not be subject to the covenants described under Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.15 and 5.01(a)(iii) (the “Suspended Covenants”).

(b) In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) (a) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating or (b) the Company or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period beginning on the day of a Covenant Suspension Event and ending on a Reversion Date is called a “Suspension Period.” The ability of the Company and the Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade, Default or Event of Default shall be calculated as if Section 4.08 had been in effect during the entire period of time since the Release Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period shall reduce the amount available to be made as Restricted Payments under Section 4.08(a) hereof. However, no Default or Event of Default shall be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period.

(c) The Company shall give prompt written notice to the Trustee of each Covenant Suspension Event and Reversion Date.

Section 4.18 Guarantors.

On or prior to the Release Date, all Domestic Subsidiaries of the Company, other than Excluded Subsidiaries, shall each provide a Note Guarantee by executing the supplemental indenture substantially in the form attached hereto as Exhibit D and deliver an Opinion of Counsel to the Trustee.

ARTICLE FIVE

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

(a) The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i)	immediately after giving effect to such transaction, no Default or Event of Default exists;

(ii)	either: (A) the Company is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (1) is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that in the case where such Person is not a corporation, a co-obligor of the Notes is a corporation and (2) assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement, pursuant to a supplemental indenture or other documents, agreements or instruments in form reasonably satisfactory to the Trustee;

(iii)	immediately after giving effect to such transaction on a pro forma basis, either (A) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof, or (B) the Fixed Charge Coverage Ratio for the Company or surviving Person and its Restricted Subsidiaries shall be greater than such ratio for the Company or surviving Person and its Restricted Subsidiaries shall be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(iv)	each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this Section 5.01, shall have confirmed to the Trustee in writing that its Note Guarantee shall apply to the obligations of the Company or the surviving Person in accordance with the Notes and this Indenture.

provided, however, that Section 5.01(a)(iii) hereof shall not apply (A) if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company, and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations; or (B) to any consolidation, merger, sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any Restricted Subsidiary.

(b) Upon any consolidation, merger, sale, assignment, transfer, conveyance or other disposition in accordance with this Section 5.01, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company in this Indenture.

(c) The Company and the Restricted Subsidiaries shall not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person.

(d) Notwithstanding anything to the contrary herein, the Company and any Restricted Subsidiary shall be permitted, directly or indirectly, to consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), and to sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries, in each case, as contemplated in the Reorganization Plan. In addition, any Guarantor shall be permitted to liquidate, dissolve or consolidate or merge with or into the Company or another Guarantor.

ARTICLE SIX

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Prior to the Release Date, each of the following shall be an “Event of Default” under this Indenture:

(i)	default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 5 days;

(ii)	failure to comply with the provisions of Section 3.09 hereof, and

(iii)	the first priority security interest granted in the escrow account holding the Escrow Proceeds and all deposits therein to secure the Notes (a) ceases to be in full force and effect, (b) ceases to give the Trustee, for the benefit of the Holders of the Notes, the liens, rights, powers and privileges purported to be created and granted thereby in favor of the Trustee, or (c) is asserted by the Company not to be a valid, perfected first priority security interest in or lien on the proceeds covered thereby.

(b) Following the Release Date, the following shall be an “Event of Default” under this Indenture:

(i)	default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(ii)	default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(iii)	failure to perform or comply with Section 4.03 hereof and continuance of such failure to perform or comply for a period of 120 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes, voting as a single class;

(iv)	except as permitted by this Indenture, any Note Guarantee or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

(v)

default in the performance, or breach, of any covenant or agreement of the Company or any Restricted Subsidiary in this Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (i), (ii), (iii) or (iv) of this Section 6.01(b)), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes, voting as a single class;

(vi)	a default or defaults under any bonds, debentures, notes or other evidences of Indebtedness (other than the Notes) by the Company or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $30,000,000, whether such Indebtedness now exists or shall hereafter be created, which default or defaults either (a) shall have resulted in the acceleration of the maturity of such Indebtedness prior to its express maturity or (b) shall constitute a failure to pay principal of, or interest or premium on, such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto;

(vii)	the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment(s) for the payment of money in an aggregate amount in excess of $30,000,000 (net of amounts covered by (x) insurance for which the insurer thereof has been notified of such claim and has not challenged such coverage or (y) valid third-party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification), by a court or courts of competent jurisdiction, which judgment(s) remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(viii)	the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a custodian of it or for all of substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) admits in writing its inability to pay its debts generally as they become due; or

(ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, any Guarantor or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary of the Company), in an involuntary case;

(B) appoints a custodian of the Company, any Guarantor or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary of the Company), for all or substantially all of the property of the Company; or

(C) orders the liquidation of the Company, any Guarantor or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary of the Company), and the order or decree remains unstayed and in effect for 60 consecutive days.

(c) The Company shall give prompt written notice to the Trustee if it becomes aware of the occurrence of any Default or Event of Default.

Section 6.02 Acceleration.

(a) If an Event of Default specified in Section 6.01(a)(i), (ii) or (iii) occurs, the principal of, premium, and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The exclusive remedy upon any Event of Default specified in Section 6.01(a)(i), (ii) or (iii) above shall be to enforce, collect or realize on the Escrow Proceeds or exercise any other right or remedy with respect to the Escrow Proceeds.

(b) If an Event of Default (other than an Event of Default specified in Section 6.01(b)(viii) with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in this Indenture.

(c) In the event of a declaration of acceleration of the Notes solely because an Event of Default described in Section 6.01(b)(vi) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(b)(vi) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Indebtedness within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

(d) If an Event of Default specified in Section 6.01(b)(viii) occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee may withhold from Holders notice of any Default (except Default in payment of principal, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

Section 6.03 Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest, and Additional Interest, if any, with respect to the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder except a continuing Default or Event of Default in the payment of premium, if any, interest or Additional Interest, if any, on, or the principal of, the Notes (provided, however, that the Holders of a majority in principal amount of the then outstanding Notes may with such exception, on behalf of all Holders, rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). The Company shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents. In case of any such waiver, the Company, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively. This Section 6.04 shall be in lieu of Section 316(a)(1)(B) of the TIA and such Section 316(a)(1)(B) of the TIA is hereby expressly excluded from this Indenture and the Notes, as permitted by the TIA. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. Notwithstanding the foregoing, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that may involve the Trustee in personal liability or that the Trustee determines in good faith may be unduly prejudicial to the rights of other Holders of Notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

Section 6.06 Limitation on Suits.

(a) No Holder of any Note shall have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless:

(i)	such Holder shall have previously given to the Trustee written notice of a continuing Event of Default,

(ii)	the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and provided indemnity reasonably satisfactory to the Trustee, to institute such proceeding as Trustee, and

(iii)	the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

(b) Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of the principal of, premium, if any, or Additional Interest, if any, or interest with respect to, the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(b)(i) or 6.01(b)(ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, interest, and Additional Interest, if any, remaining unpaid on the notes and interest on overdue principal and premium, if any, and, to the extent lawful, interest and Additional Interest, if any, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall constitute a claim, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

(a) If the Trustee collects any money pursuant to this Article Six, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, and Additional Interest, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

(b) The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE SEVEN

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i)	the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)	in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)	this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)	the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)	the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.05 and 6.06 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(f) The Trustee shall not be liable for interest on any money or assets received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee makes such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The permissive right of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty.

Section 7.02 Certain Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be Incurred by it in compliance with such request or direction.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such event is sent to the Trustee in accordance with Section 12.02 hereof, and such notice references the Notes and this Indenture.

(h) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(i) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(j) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Company has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(k) The rights and remedies of the Trustee hereunder and under the other Note Documents are cumulative and are not exclusive of any rights or remedies provided by law.

(l) Except with respect to receipt of payments of the Notes and any Default or Event of Default information contained in the Officers’ Certificate delivered to it pursuant to Section 4.16 hereof, the Trustee shall have no duty to monitor or investigate the Company’s compliance with or the breach of any representation, warranty or covenant made in this Indenture.

(m) Delivery of reports, information and documents to the Trustee under this Indenture, including, without limitation, Section 4.03 hereof, is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provisions of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein.

(n) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian or other Person employed to act hereunder.

(o) No Depositary shall be deemed an agent of the Trustee, and the Trustee shall not be responsible for any act or omission by any Depositary.

(p) The Trustee shall not be required to give any note, bond or surety in respect of the trusts and powers under this Indenture.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Company or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default promptly and in any event within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, and Additional Interest, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders. Notwithstanding the foregoing, if any Notes are held in the form of a Global Note, the notice required to be provided hereunder shall be conclusively presumed to have been given if delivered via facsimile, PDF or other electronic transmission to the Depositary or to the Persons who are registered Holders of Notes, as the case may be, with accompanying instructions directing such Depositary or such Persons who are registered Holders of Notes to forward such notice to the beneficial holders of the Notes.

Section 7.06 Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each November 1 beginning with November 1, 2010, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

(b) A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange or any delisting thereof.

Section 7.07 Compensation and Indemnity.

(a) The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder in accordance with a written schedule provided by the Trustee to the Company. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in accordance with any provision of this Indenture, except any such disbursement, advance or expense attributable to its negligence or bad faith. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company shall indemnify the Trustee and its officers, directors, employees and agents against any and all losses, liabilities, claims, damages or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by either of the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c) The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and the earlier resignation or removal of the Trustee.

(d) To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a claim prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such claim shall survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(c)(viii) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign at any time upon 30 days’ written notice to the Company and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(i)	the Trustee fails to comply with Section 7.10 hereof;

(ii)	the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)	a custodian or public officer takes charge of the Trustee or its property; or

(iv)	the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the claim provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

(a) There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

(b) This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11 Preferential Collection of Claims Against the Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

Section 7.12 Escrow Authorization.

Each Holder, by its acceptance of a Note, consents and agrees to the terms of the Escrow Agreement, including related documents thereto, as the same may be in effect or may be amended from time to time in writing by the parties thereto (provided that no amendment that would materially adversely affect the rights of the Holders may be effected without the consent of each Holder of Notes affected thereby), and authorizes and directs the Trustee to enter into the Escrow Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith, subject to the terms and conditions of this Indenture and the duties, rights and obligations of the Trustee set forth herein. The Company shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Escrow Agreement, to assure and confirm to the Trustee the security interest contemplated by the Escrow Agreement or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purpose herein expressed. The Company shall take, or shall cause to be taken, any and all actions reasonably required to cause the Escrow Agreement to create and maintain, as security for the obligations of the Company under this Indenture and the Notes as provided in the Escrow Agreement, valid and enforceable first priority perfected liens in and on all the Escrow Proceeds, in favor of the Trustee for its benefit and the ratable benefit of the Holders, superior to and prior to the rights of third Persons and subject to no other Liens.

ARTICLE EIGHT

DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of the Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

Section 8.02 Legal Defeasance and Discharge.

(a) Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes and all obligations of the Guarantors shall be deemed to have been discharged with respect to their obligations under the Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and Note Guarantees, respectively, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in this clause (a) and clause (b) below, and to have satisfied all its other obligations under such Notes and this Indenture including those of the Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the Defeasance Trust (as defined below); and

(ii)	the Company’s obligations with respect to Sections 2.07, 2.08, 2.11 and 4.02 hereof;

(iii)	the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection herewith; and

(iv)	this section 8.02.

(b) If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto.

(c) Subject to compliance with this Article Eight, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

(d) If the Company exercises its option under this Section 8.02, each Guarantor shall be released from all of its Obligations with respect to the Notes.

Section 8.03 Covenant Defeasance.

(a) Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations pursuant to Section 6.01 (but only to the extent that those provisions relate to the Defaults with respect to the Notes and not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events), Sections 4.03, 4.05 through 4.18 and Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that (unless the Company shall otherwise determine) such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(b)(ii) through (viii) shall not constitute Events of Default.

(b) If the Company exercises its option under this Section 8.03, each Guarantor shall be released from all of its Obligations with respect to the Notes.

Section 8.04 Conditions to Legal or Covenant Defeasance.

(a) In order to exercise its option under Section 8.02 or 8.03 hereof, the Company must:

(i)	irrevocably deposit in Trust (the “Defeasance Trust”) with the Trustee money or Government Securities for the payment of principal of, premium (if any) and interest on the Notes to redemption or maturity, as the case may be;

(ii)	deliver to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and shall be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(iii)	in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required with respect to an election under Section 8.02 need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) shall become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Section 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

(b) The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c) Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 hereof are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, and Additional Interest, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, and Additional Interest, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.04 or 8.05 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, and Additional Interest, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

(a) Notwithstanding Section 9.02 hereof, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee, as applicable, may amend or supplement this Indenture, the Notes or any Note Guarantees:

(i)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii)	to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in accordance with this Indenture in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(iv)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially, in the good faith determination of the Board of Directors of the Company, adversely affect the legal rights under this Indenture, the Note Guarantees or the Notes of any such Holder;

(v)	to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(vi)	to comply with the provisions described under Section 4.15 hereof;

(vii)	to evidence and provide for the acceptance of appointment by a successor Trustee;

(viii)	to provide for the issuance of Additional Notes in accordance with this Indenture; or

(ix)	to conform this Indenture, the Note Guarantees or the Notes to any provision of the “Description of Notes” in the Offering Memorandum to the extent such provision is intended to be a verbatim recitation thereof.

(b) Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Sections 7.02 and 12.04 hereof, the Trustee shall join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

(a) Except as provided below in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Note Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b) Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 7.02 and 12.04 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c) The consent of the applicable Holders shall not be necessary under this Indenture to approve the particular form of any proposed amendment or waiver. It shall be sufficient if such consent approves the substance of the proposed amendment or waiver.

(d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture, or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 shall not (with respect to any Notes held by a non-consenting Holder):

(i)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)	change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(iii)	reduce the principal amount of, or premium, if any, or interest on, any Note;

(iv)	change the optional redemption dates or optional redemption prices of the Notes from those stated under Section 3.07 hereof;

(v)	waive a Default or Event of Default in the payment of principal of, or interest or premium and Additional Interest, if any, on, the Notes (except, upon a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes, a waiver of the payment default that resulted from such acceleration) or in respect of any other covenant or provision that cannot be amended or modified without the consent of all Holders;

(vi)	make any Note payable in money other than U.S. dollars;

(vii)	make any change in the amendment and waiver provisions of this Indenture;

(viii)	release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(ix)	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(x)	amend, change or modify the obligation of the Company to make and consummate an Offer to Purchase with respect to any Asset Sale in accordance with Section 4.07 hereof after the obligation to make such Offer to Purchase has arisen, or the obligation of the Company to make and consummate an Offer to Purchase in the event of a Change of Control in accordance with Section 4.06 hereof after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(xi)	except as otherwise permitted under Section 5.01 hereof and Section 4.15 hereof, consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under this Indenture; or

(xii)	amend or modify any of the provisions of this Indenture or the related definitions affecting the subordination of the Notes or any Note Guarantee in any manner adverse to the Holders of the Notes or any Note Guarantee.

Section 9.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the consenting Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting

Holder’s Note, even if a notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee, or the Company, receives written notice of revocation before the date on which the Company certifies to such Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

(a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, Etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article Nine if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplement until its Board of Directors approves it. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture, that all conditions precedent thereto have been satisfied and that such amendment, supplement or waiver constitutes the legal, valid and binding obligations of the Company (and the Guarantors, if applicable).

ARTICLE TEN

NOTE GUARANTEES

Section 10.01 Guarantee.

(a) Effective upon execution of the supplemental indenture substantially in the form attached hereto as Exhibit D by the parties thereto, subject to this Article Ten, each of the Guarantors hereby, jointly and severally, and fully and unconditionally, guarantees as of the Release Date to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of, this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest and Additional Interest, if any, on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that, to the maximum extent permitted under applicable law, their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives (to the fullest extent permitted by law) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Company or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to such Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Ten, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03 Notation Not Required.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee of each applicable Guarantor set forth in this Indenture or any Supplemental Indenture on behalf of such Guarantor. Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any Note Guarantee.

Section 10.04 Releases

(a) A Note Guarantee of a Guarantor shall be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(i)	in connection with any sale or other disposition (including by merger or otherwise) of Capital Stock of the Guarantor after which such Guarantor is no longer a Subsidiary of the Company, or of all or substantially all of the assets of such Guarantor, which sale or other disposition complies with the applicable provisions of this Indenture and all the obligations of such Guarantor in respect of all other Indebtedness of the Company or the Guarantors terminate upon consummation of such transaction;

(ii)	if the Company properly designates the Guarantor as an Unrestricted Subsidiary under this Indenture;

(iii)	solely in the case of a Note Guarantee created pursuant to the provisions described under Section 4.15(b) hereof, upon the release or discharge of the Note Guarantee or Incurrence of Indebtedness that resulted in the creation of such Note Guarantee pursuant to Section 4.15(b), except a discharge or release by or as a result of payment under such Guarantee;

(iv)	upon a Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture, in each case which complies with the applicable provisions under Section 8.02, Section 8.03 or Section 11.01, respectively; or

(v)	upon payment in full of the aggregate principal amount of all Notes then outstanding and all other obligations under this Indenture and the Notes then due and owing;

(vi)	in the case of any Excluded Subsidiary which, after the date of this Indenture, is required to guarantee the Notes as a result of its provision of guarantees or other direct credit support for any other Indebtedness of the Company or any Guarantor, upon the release or discharge of all such Indebtedness or such guarantees or other direct credit support obligations of such Excluded Subsidiary that caused it to be obligated to guarantee the Notes;

(vii)	in the case of any Guarantor which, after the date of this Indenture, liquidates or dissolves or consolidates or merges with or into another Guarantor or the Company, upon such liquidation, dissolution, consolidation or merger;

(viii)	as discussed under Article Nine hereof; or

(ix)	in the case of any Guarantor which is also a guarantor under the Credit Facilities, upon the release of such guarantee under the Credit Facilities (which release under the Credit Facilities may be conditioned upon the concurrent release of the Note Guarantee hereunder).

(b) Upon any occurrence giving rise to a release of a Note Guarantee as specified in Section 10.04(a) hereof, the Trustee shall execute any documents reasonably required in order to evidence or effect such release, termination and discharge in respect of such Note Guarantee. Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any Note Guarantee or any such release, termination or discharge.

Section 10.05 Guarantors May Consolidate, Etc., on Certain Terms

A Guarantor shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Guarantor, in one or more related transactions, to another Person, other than the Company or another Guarantor, unless:

(a) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(b) either:

(i) the Guarantor is the surviving corporation, or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of that Guarantor under this Indenture, including its Note Guarantee, and the Registration Rights Agreement pursuant to a supplemental indenture or other documents, agreements or instruments in form reasonably satisfactory to the Trustee; or

(ii) such sale, assignment, transfer, conveyance or other disposition or consolidation or merger complies with Section 4.07 hereof.

ARTICLE ELEVEN

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

(a) This Indenture shall be discharged and shall cease to be of further effect as to all Notes issued thereunder, when:

(i)	either:

(A) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation (x) have become due and payable (by reason of the mailing of a notice of redemption or otherwise), (y) shall become due and payable at Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Company’s name and at the Company’s expense, and in each such case the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the Stated Maturity or redemption date, as the case may be;

(ii)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(iii)	the Company or any Guarantor has paid or caused to be paid all sums then payable by it under this Indenture; and

(iv)	the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at Stated Maturity or the redemption date, as the case may be.

(b) The Company shall deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge as contemplated by this Article Eleven shall have been satisfied.

Section 11.02 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to the provisions of Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 11.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

ARTICLE TWELVE

MISCELLANEOUS

Section 12.01 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

Section 12.02 Notices.

(a) Any notice or communication by the Company or any Guarantor, on the one hand, or the Trustee, on the other hand, to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company:

Chemtura Corporation

199 Benson Road

Middlebury, Connecticut 06749

Facsimile: (203) 573-2214

Attention: Chief Financial Officer and General Counsel

With courtesy copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Facsimile: (312) 862-2200

Attention: Robert M. Hayward, P.C.

If to the Trustee:

U.S. Bank National Association

EP MN WS3C

60 Livingston Avenue

St. Paul, Minnesota 55107-1419

Facsimile: (651) 495-8097

Attention: Raymond S. Haverstock

(b) The Company, the Guarantors or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

(c) All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(d) Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(e) If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(f) If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied; provided that an issuer of an Opinion of Counsel may rely as to matter of fact or an Officer’s Certificate or a certificate of public official.

Section 12.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 12.08 Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

Section 12.09 Consent to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in The City of New York or the courts of the State of New York in each case located in The City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties (to the fullest extent permitted by applicable law) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that such suit, action or other proceeding has been brought in an inconvenient forum.

Section 12.10 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or any of its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11 Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.04 hereof.

Section 12.12 Severability.

In case any provision in this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not (to the fullest extent permitted by applicable law) in any way be affected or impaired thereby.

Section 12.13 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by facsimile, PDF or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile, PDF transmission or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 12.14 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by the Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company if made in the manner provided in this Section 12.14.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such witness, notary or officer the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) Notwithstanding anything to the contrary contained in this Section 12.14, the principal amount and serial numbers of Notes held by any Holder, and the date of holding the same, shall be proved by the register of the Notes maintained by the Registrar as provided in Section 2.04 hereof.

(d) If the Company shall solicit from the Holders of the Notes any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a resolution of its Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. Notwithstanding TIA § 316(c), such record date shall be the record date specified in or pursuant to such resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith or the date of the most recent list of Holders forwarded to the Trustee prior to such solicitation pursuant to Section 2.06 hereof and not later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the then outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the then outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date.

(e) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(f) Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so itself with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

Section	12.15 Benefit of Indenture.

Nothing, in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and its successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section	12.16 Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Nothing, in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and its successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section	12.17 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INDENTURE OR THE NOTES.

Section 12.18 U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act (the “Patriot Act”), the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they shall provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the Patriot Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

Company:

CHEMTURA CORPORATION, a Delaware corporation, as Issuer

By:	/s/ Stephen C. Forsyth
Name:	Stephen C. Forsyth
Title:	Executive Vice President and Chief Financial Officer

Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

Indenture

EXHIBIT A

FORM OF NOTE

[Face of Note]

[Insert applicable legends pursuant to the provisions of the Indenture].

CUSIP [            ]

ISIN [            ]

No.	**$[ ]**

CHEMTURA CORPORATION

7.875% Senior Note due 2018

Issue Date: [            ]

CHEMTURA CORPORATION (the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to CEDE & CO., or its registered assigns, the principal sum of [        ] DOLLARS ($[            ]) on September 1, 2018.

Interest Payment Dates: March 1 and September, 1

Record Dates: February 15 and August 15

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

CHEMTURA CORPORATION

By:
Name:
Title:

This is one of the 7.875% Senior Notes due 2018 to which reference is made in the within-mentioned Indenture.

Dated: [            ]

U.S. Bank National Association, as Trustee

By:
Authorized Signatory

[Reverse Side of Note]

CHEMTURA CORPORATION

7.875% Senior Note due 2018

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. The Company promises to pay interest on the principal amount of this Note at 7.875% per annum from the date hereof until maturity and shall pay the Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below. Interest on the Notes will be payable semiannually in arrears on March 1 and September 1 each year, commencing on March 1, 2011. The Company will make each interest payment to the Holders of record on the immediately preceding February 15 and August 15. Any Additional Interest due will be paid on the same dates as interest on the Notes. The Company shall pay interest (including post petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, and premium, if any, and Additional Interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the February 15 and August 15 next preceding the interest payment date, even if such Notes are canceled after such record date and on or before such interest payment date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, interest and Additional Interest, if any, at the offices or agencies of one or more Paying Agents and Registrars maintained for such purpose in The City of New York, New York, or, at the option of the Company, payment of interest, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to the principal of, and premium, if any, interest and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in U.S. dollars.

3. Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without prior notice to any Holder.

4. Indenture. The Company issued the Notes under an Indenture dated as of August 27, 2010 (the “Indenture”) between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall (to the fullest extent permitted by law) govern and be controlling. The Indenture pursuant to which this Note is issued provides that an unlimited aggregate principal amount of Additional Notes may be issued thereunder.

5. Optional Redemption.

(a) Prior to September 1, 2013, the Company may, at its option on any one or more occasions, redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) at a redemption price of 107.875% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, thereon up to, but excluding, the redemption date (subject to the rights of Holders of Notes on a relevant record date to receive interest due on an interest payment date that occurs prior to the redemption date), with the net cash proceeds of one or more Equity Offerings; provided that (i) at least 65% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or its Affiliates); and (ii) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

(b) At any time prior to September 1, 2014, the Company may redeem all or part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to the registered address of each Holder of Notes or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Additional Interest, if any, thereon up to, but excluding, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on an interest payment date that occurs prior to the redemption date.

(c) On or after September 1, 2014, the Company may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon up to, but excluding, the applicable redemption date, (subject to the right of Holders of Notes on a relevant record date to receive interest due on the relevant interest payment date that occurs prior to the redemption date), if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2014	103.938%
2015	101.969%
2016 and thereafter	100.000%

6. Mandatory Redemption. Except for a Special Mandatory Redemption pursuant to Section 3.09 of the Indenture, the Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. Under certain circumstances, the Company may be required to Offer to Purchase the Notes pursuant to Sections 4.06 and 4.07 of the Indenture. The Company and its Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.

7. Special Mandatory Redemption.

If (i) prior to the Escrow End Date, the Company shall have determined, in its discretion, that the escrow conditions cannot be satisfied by such date (any such date, a “Trigger Date”) and shall have provided a “Redemption Notice” as defined in the Escrow Agreement (a “Company Special Mandatory Redemption Notice”) to the Escrow Agent acknowledged by the Trustee no later than the next Business Day following such Trigger Date; or (ii) a Release Date shall not have occurred on or prior to the Escrow End Date, and the Escrow Agent shall have distributed Escrow Proceeds to the Trustee pursuant to the terms and conditions of the Escrow Agreement (any such date, the “Distribution Date”), then the Company shall redeem the Notes (the “Special Mandatory Redemption”) at a price equal to the sum of 101% of the issue price of the Notes, plus accrued and unpaid interest including accrual of original issue discount on the Notes from the Issue Date up to, but excluding, the date of the Special Mandatory Redemption.

8. Selection and Notice of Redemption. Any redemption pursuant to paragraph 5 above shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

9. Repurchase at Option of Holder.

(a) Unless the Company has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 of the Indenture, the Company must commence, within 30 days of the occurrence of a Change of Control after the Release Date, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon up to, but excluding, the date of repurchase (subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date).

(b) The Company shall not be required to make an Offer to Repurchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase made by the Company and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase. Notwithstanding anything to the contrary in the Indenture, an Offer to Purchase upon a Change of Control may be made in advance of a Change of Control, and conditioned upon the consummation of such Change of Control, if a definitive agreement is in place providing for the Change of Control at the time the Offer to Purchase is made

10. Denominations, Transfer and Exchange. The Notes are in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. As set forth more fully in the Indenture, (a) the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indenture; (b) the Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part; and (c) the Company need not transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

11. Persons Deemed Owners. The registered Holder of a Note shall be treated as its owner for all purposes.

12. Amendments and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding and Additional Notes, if any, voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default or Event of Default, or compliance with any provision of the Indenture or the Notes, may be waived with the consent of the Holders of a majority in principal of the Notes then outstanding and Additional Notes, if any, voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). The Indenture may also be amended without the consent of any Holders as provided in the Indenture.

13. Defaults and Remedies. In the case of an Event of Default prior to the release of Escrow Proceeds pursuant to Section 6.01(a) or arising from certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary of the Company (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), all outstanding Notes shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder; provided that the exclusive remedy upon an Event of Default pursuant to Section 6.01(a) is to enforce, collect or realize on the Escrow Proceeds or exercise any other right or remedy with respect to the Escrow Proceeds. If any other Event of Default occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture. The Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. As more particularly provided in the Indenture, (a) subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power and (b) the Trustee may withhold from Holders of the Notes notice of any Default (except a Default in payment of principal, premium, if any, and interest) if it determines that withholding notice is in their interest and (c) the Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of premium, if any, interest or Additional Interest, if any, on, or the principal of, the Notes.

14. Trustee Dealings with the Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

15. Guarantees. On the Release Date, the Company’s obligations under the Notes will be guaranteed on a joint and several basis by each of the Guarantors to the extent set forth in the Indenture.

16. No Recourse Against Others. No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

17. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

18. Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement dated August 27, 2010, among the Company, and the parties named on the signature pages thereof or, in the case of Additional Notes, the Holders of Additional Notes shall have the rights set forth in one or more registration rights agreements, if any, between the Company and the other parties thereto, relating to rights given by the Company and the Guarantors to the purchasers of Additional Notes (the “Registration Rights Agreement”).

19. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE GUARANTEES.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

Chemtura Corporation

199 Benson Road

Middlebury, Connecticut 06749

Facsimile: (203) 573-2214

Attention: Chief Financial Officer and General Counsel

With courtesy copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Facsimile: (312) 862-2200

Attention: Robert M. Hayward, P.C.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Signatory must be a participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.06 or 4.07 of the Indenture, check the box below:

☐

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.06 or 4.07 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Signatory must be a participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such decrease (or increase)	Signature of Authorized Officer of Trustee or Note Custodian

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

[—]

[—]

[—]

[—]

Facsimile: [—]

With a copy to:

U.S. Bank National Association

EP MN WS3C

60 Livingston Avenue

St. Paul, Minnesota 55107-1419

Facsimile: (651) 495-8097

Attention: Raymond S. Haverstock

Re:	7.875% Senior Notes due 2018

Reference is hereby made to the Indenture, dated as of August 27, 2010 (the “Indenture”), between Chemtura Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount at maturity of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

☐ 1.☐ Check if Transferee shall take delivery of a beneficial interest in the 144A Global Note or a Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Restricted Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Restricted Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Restricted Definitive Note shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

☐ 2.☐ Check if Transferee shall take delivery of a beneficial interest in a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and either (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(a) or Rule 904(a) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

☐ 3.☐ Check and complete if Transferee shall take delivery of a beneficial interest in a Restricted Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

☐ (a) such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and the requirements of the exemption claimed, which certification is supported by an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification);

or

☐ (b) such Transfer is being effected to the Company or a subsidiary thereof;

or

☐ (c) such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. ☐ Check if Transferee shall take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

☐ (a) Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on the Restricted Definitive Notes and in the Indenture.

☐ (b) Check if Transfer is pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on the Restricted Definitive Notes and in the Indenture.

☐ (c) ☐ Check if Transfer is pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on the Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (A) OR (B)]

(A)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP [ ]); or

(ii)	☐ Regulation S Global Note (CUSIP [ ]); or

(B)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(A)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP [ ]); or

(ii)	☐ Regulation S Global Note (CUSIP [ ]); or

(iii)	☐ Unrestricted Global Note (CUSIP [ ]); or

(B)	☐ a Restricted Definitive Note; or

(C)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

[—]

[—]

[—]

[—]

Facsimile: [•]

With a copy to:

U.S. Bank National Association

EP MN WS3C

60 Livingston Avenue

St. Paul, Minnesota 55107-1419

Facsimile: (651) 495-8097

Attention: Raymond S. Haverstock

Re:	7.875% Senior Notes due 2018

Reference is hereby made to the Indenture, dated as of August 27, 2010 (the “Indenture”), between Chemtura Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount at maturity of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.☐ Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

☐ (a)☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount at maturity, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the

Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

☐ (b) Check if Exchange is from beneficial interest in a Restricted Global Note to an Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

☐ (c) Check if Exchange is from a Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

☐ (d) Check if Exchange is from a Restricted Definitive Note to an Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. ☐ Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

☐ (a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to a Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued shall continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

☐ (b) Check if Exchange is from a Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]:

☐ 144A Global Note, ☐

☐ Regulation S Global Note,

with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

CHEMTURA CORPORATION,

THE GUARANTORS NAMED HEREIN

and

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

SUPPLEMENTAL INDENTURE NO. [__]

Dated as of [__]

to

INDENTURE

Dated as of August 27, 2010

between

CHEMTURA CORPORATION,

and

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

$455,000,000

7.875% Senior Notes due 2018

SUPPLEMENTAL INDENTURE NO. [__], dated as of [__], among Chemtura Corporation, a Delaware Corporation (the “Company”), the subsidiaries of the Company named on the signature pages hereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”) under the hereafter defined Indenture.

WHEREAS the Company heretofore executed and delivered to the Trustee an Indenture dated as of August 27, 2010 (the “Indenture”), providing for the issuance of up to $455,000,000 aggregate principal amount of the Company’s 7.875% Senior Notes due 2018 (the “Notes”); and

WHEREAS, pursuant to the terms of the Escrow Agreement, the Escrow Proceeds have been deposited into the escrow account pending satisfaction of the release conditions set forth in such Escrow Agreement; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly and validly authorized by the Company and each of the Guarantors; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE ONE

REAFFIRMATION AND ACCESSION

SECTION 1.01. Reaffirmation. The Company hereby expressly and unconditionally reaffirms each and every covenant, agreement and undertaking of such party in the Indenture.

SECTION 1.02. Guarantees and Accession of Guarantees. Each Guarantor hereby fully and unconditionally guarantees, on a senior, joint and several basis, the Obligations to the extent provided in, and subject to the limitations set forth in, Article Ten of the Indenture, and further expressly and unconditionally agrees to be bound by each and every other covenant, agreement and undertaking of such Guarantor in the Indenture.

ARTICLE TWO

MISCELLANEOUS PROVISIONS

SECTION 2.01. Terms Defined. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

SECTION 2.02. Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect.

SECTION 2.03. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 2.04. Successors. All agreements of the Company in this Supplemental Indenture and the Notes shall bind their respective successors.

SECTION 2.05. Multiple Counterparts. This Supplemental Indenture may be signed in any number of counterparts each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Supplemental Indenture.

SECTION 2.06. Effectiveness. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of the Indenture.

SECTION 2.07. Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantors, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and each Guarantor by corporate action or otherwise, (iii) the due execution hereof by the Company and each Guarantor and (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

SECTION 2.08. Jurisdiction. The Company and each Guarantor agree that any legal suit, action or proceeding arising out of or based upon this Supplemental Indenture, the Note Guarantee or the Notes or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America located in The City of New York or the courts of the State of New York in each case located in The City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties (to the fullest extent permitted by applicable law) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that such suit, action or proceeding has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. [__] to be duly executed as of the date first written above.

CHEMTURA CORPORATION

By:
Name:
Title:

[NAME OF GUARANTOR]

By:
Name:
Title:

[Insert Guarantor Signature Blocks]

TRUSTEE

U.S. BANK NATIONAL ASSOCIATION,

as Trustee,

By:
Name:
Title: